                                                                    Exhibit 10.9


                           REVOLVING CREDIT AGREEMENT


                                 GAMESTOP CORP.


                        Dated as of ___________ __, 2002



                              FLEET NATIONAL BANK,
                             as Administrative Agent

                                       AND

                THE LENDING INSTITUTIONS PARTY TO THIS AGREEMENT


                                       AND

                             FLEET SECURITIES, INC.,
                                   as Arranger

                                TABLE OF CONTENTS

Section                                      Title                                                    Page
-------                                      -----                                                    ----
                             SECTION I - DEFINITIONS

1.1               Definitions................................................................
1.2               Terms of General Application...............................................

                       SECTION II - DESCRIPTION OF CREDIT

2.                The Credit Facilities......................................................
2.1               The Loans..................................................................
2.2               Records; Notes.............................................................
2.3               Conversion.................................................................
2.4               Notice and Manner of Borrowing or
                  Conversion of Loans........................................................
2.5               Commitment Fee.............................................................
2.6               Fee Letter.................................................................
2.7               Reduction of Total Commitment..............................................
2.8               Increases in Total Commitment..............................................
2.9               Duration of Interest Periods...............................................
2.10              Interest Rates and Payments of Interest....................................
2.11              Protective Provisions........................................................
2.11.1            Inability to Determine Adjusted LIBOR Rate.................................
2.11.2            Illegality.................................................................
2.11.3            Additional Costs, etc......................................................
2.11.4            Claims by Affected Banks;
                  Borrower's Rights to Replace Banks.........................................
2.12              Capital Requirements.......................................................
2.13              Payments and Prepayments of the Loans......................................
2.14              Method of Payment; Withholding Tax Exemption...............................
2.15              Default Rate Interest, etc.................................................
2.16              Payments Not at End of Interest Period.....................................
2.17              Computation of Interest and Fees; Maximum Interest.........................
2.18              Letters of Credit..........................................................
2.19              Letter of Credit Fees......................................................
2.20              Interdependence of Borrower Affiliated Group...............................

SECTION III - CONDITIONS OF LOANS

3.1               Conditions Precedent to Initial Revolving Credit Loan......................
3.1.1             Loan Documents.............................................................
3.1.2             Legality of Transactions...................................................
3.1.3             Representations and Warranties.............................................

                                      -i-
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
3.1.4             Performance, Consents, No Defaults, Litigation, etc........................
3.1.5             Certified Copies of Charter Documents......................................
3.1.6             Proof of Entity Action.....................................................
3.1.7             Incumbency Certificate.....................................................
3.1.8             Proceedings and Documents..................................................
3.1.9             Good Standing, etc.........................................................
3.1.10            Fees.......................................................................
3.1.11            Legal Opinion..............................................................
3.1.12            Financial Condition........................................................
3.1.13            Security Documents; U.C.C. Search Reports;
                  Insurance; Patents, Trademarks and Copyrights..............................
3.1.14            Solvency...................................................................
3.1.15            Payoff and Release Letter..................................................
3.1.16            Initial Public Offering....................................................
3.2               Conditions Precedent to all Loans and Letters of Credit....................

SECTION IV - REPRESENTATIONS AND WARRANTIES

4.1               Organization and Qualification.............................................
4.2               Entity Authority...........................................................
4.3               Valid Obligations..........................................................
4.4               Consents or Approvals......................................................
4.5               Title to Properties; Absence of Encumbrances...............................
4.6               Material Contracts.........................................................
4.7               Financial Statements.......................................................
4.8               Changes....................................................................
4.9               Defaults...................................................................
4.10              Taxes......................................................................
4.11              Litigation.................................................................
4.12              Subsidiaries...............................................................
4.13              Investment Company Act.....................................................
4.14              Compliance with ERISA......................................................
4.15              Environmental Matters......................................................
4.16              Disclosure.................................................................
4.17              Solvency...................................................................
4.18              Compliance with Statutes, etc..............................................
4.19              Capitalization.............................................................
4.20              Labor Relations............................................................
4.21              Certain Transactions.......................................................
4.22              Restrictions on the Borrower Affiliated Group..............................
4.23              Leases.....................................................................
4.24              Franchises, Patents, Copyrights, etc.......................................
4.25              Collateral.................................................................

SECTION V - AFFIRMATIVE COVENANTS


5.1               Financial Statements and other Reporting Requirements......................
5.2               Conduct of Business........................................................
5.3               Maintenance of Properties and Insurance....................................
5.4               Taxes......................................................................
5.5               Inspection by the Administrative Agent.....................................
5.6               Maintenance of Books and Records...........................................
5.7               Use of Proceeds............................................................
5.8               Pension Plans..............................................................
5.9               Fiscal Year................................................................
5.10              Further Assurances.........................................................

SECTION VI - NEGATIVE COVENANTS

6.1               Indebtedness...............................................................
6.2               Sale and Leaseback.........................................................
6.3               Encumbrances...............................................................
6.4               Merger; Consolidation; Sale or Lease of Assets;
                  Acquisitions...............................................................
6.5               Minimum Fixed Charge Coverage Ratio........................................
6.6               Maximum Cash Flow Leverage Ratio...........................................
6.7               Minimum Tangible Net Worth.................................................
6.8               Maximum Capital Expenditures...............................................
6.9               Restricted Payments........................................................
6.10              Investments................................................................
6.11              ERISA......................................................................
6.12              Transactions with Affiliates...............................................
6.13              Loans......................................................................
6.14              Commitment.................................................................
6.15              No Amendments to Certain Documents; No New
                  Agreements Requiring Breach of Loan Documents..............................

SECTION VII - DEFAULTS

7.1               Events of Default..........................................................
7.2               Remedies...................................................................

SECTION VIII - CONCERNING THE ADMINISTRATIVE
AGENT AND THE BANKS

8.1               Appointment and Authorization..............................................
8.2               Administrative Agent and Affiliates........................................
8.3               Future Advances............................................................
8.4               Delinquent Bank............................................................
8.5               Payments...................................................................
8.6               Action by Administrative Agent.............................................
8.7               Notification of Defaults and Events of Default.............................

8.8               Consultation with Experts..................................................
8.9               Liability of Administrative Agent..........................................
8.10              Indemnification............................................................
8.11              Independent Credit Decision................................................
8.12              Successor Administrative Agent.............................................

SECTION IX - MISCELLANEOUS

9.1               Notices....................................................................
9.2               Expenses...................................................................
9.3               Indemnification............................................................
9.4               Set-Off....................................................................
9.5               Term of Agreement..........................................................
9.6               No Waivers.................................................................
9.7               Governing Law..............................................................
9.8               Amendments, Waivers, etc...................................................
9.9               Binding Effect of Agreement................................................
9.10              Successors and Assigns.....................................................
9.11              Counterparts...............................................................
9.12              Partial Invalidity.........................................................
9.13              Captions...................................................................
9.14              Waiver of Jury Trial.......................................................
9.15              Waiver of Special Damages..................................................
9.16              Entire Agreement...........................................................
9.17              Replacement of Loan Documents, etc.........................................


                             EXHIBITS AND SCHEDULES

EXHIBIT A- Form of Revolving Credit Note

EXHIBIT B - Form of Notice of Borrowing or Conversion

EXHIBIT C - Indebtedness; Encumbrances

EXHIBIT D - Disclosure

EXHIBIT E - Form of Opinion of Counsel to the Borrower Affiliated Group

EXHIBIT F - Form of Report of Chief Financial Officer

EXHIBIT G - Form of Borrowing Base Report

EXHIBIT H - Form of Assignment and Assumption

EXHIBIT I - Form of Subsidiary Guaranty

EXHIBIT J - Form of Pledge Agreement



                                    SCHEDULES

SCHEDULE 1 - Commitments and Commitment Percentages

                           REVOLVING CREDIT AGREEMENT

                         Dated as of __________ __, 2002


         THIS REVOLVING CREDIT AGREEMENT is made as of ____________ __, 2002, by and among GameStop Corp., a Delaware corporation having its principal place of business and chief executive office at 2250 William D. Tate Avenue, Grapevine, Texas 76051 (the "Borrower"), the lending institutions listed on Schedule 1 to this Agreement, and the other lending institutions which may become parties hereto pursuant to Section 9.10 (individually, a "Bank" and collectively, the "Banks"), Fleet National Bank, as administrative agent for itself and each other Bank (in such capacity, the "Administrative Agent"), and Fleet Securities, Inc., as arranger (the "Arranger").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                    SECTION I

                                   DEFINITIONS

         1.1.  Definitions.

         All capitalized terms used in this Agreement or in any other Loan Document (as such terms are defined below), or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein), shall have the respective meanings assigned to them below:

         Account and/or Accounts Receivable. As defined in Section 9-102(a)(2) of the Uniform Commercial Code as in effect from time to time in the State of New York.

         Acquisition.  See Section 6.4(c).

         Adjusted LIBOR Rate. For any Interest Period, a rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two Business Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR shall be the rate (rounded upwards, if necessary, to the nearest one hundred thousandth of a percentage point) determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two Business Days preceding the first day of such Interest Period as selected by the Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two Business Days preceding the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the Adjusted LIBOR Rate cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Administrative Agent, then for any period during which such Reserve Percentage shall apply, the Adjusted LIBOR Rate shall be equal to the amount determined above divided by an amount equal to one minus the Reserve Percentage.

         Administrative Agent. Fleet National Bank, in its capacity as Administrative Agent for the Banks under this Agreement and the other Loan Documents, including (where the context so admits) any other Person or Persons succeeding to the functions of the Administrative Agent pursuant to this Agreement and the other Loan Documents.

         Affected Bank. Any Bank that has suffered a loss or otherwise has a claim for compensation from the Borrower or a right to be excused from performing an obligation under any of Sections 2.11.2, 2.11.3, 2.12 or 2.14.

         Affiliate. With reference to any Person, (i) any director or officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control with that Person (and if that Person is an individual, any member of the immediate family (including parents, siblings, spouse, children, stepchildren, nephews, nieces and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust), (iii) any other Person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person,
(iv) any other Person 10% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person, and (v) any other Person that possesses, directly or indirectly, power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of that Person.

         Agreement. This Revolving Credit Agreement, as the same may be renewed, extended, modified, supplemented or amended from time to time.

         Applicable Authority. Any competent court or any governmental or other regulatory body or official charged with the administration or the interpretation of any law, treaty, statute, rule or regulation.

         Applicable Base Rate Margin. The Applicable Base Rate Margin is set forth in Section 2.10(c).

         Applicable LIBOR Margin. The Applicable LIBOR Margin is set forth in
Section 2.10(c).

         Arranger.  See preamble.

         Assignment and Assumption.  See Section 9.10(ii).

         Availability. As at the date of determination, an amount equal to (a) the lesser of the Total Commitment then in effect and the Borrowing Base, minus
(b) the aggregate principal amount of all Revolving Credit Loans then outstanding, minus (c) the aggregate Stated Amount of Letters of Credit outstanding, minus (d) the aggregate amount of all unreimbursed draws under outstanding Letters of Credit (unless included as Revolving Credit Loans under clause (b) above).

         Banks. Collectively, (i) Fleet National Bank, and (ii) each of the other Persons which may provide additional commitments and become a party to this Agreement as a Bank hereunder, as shown on Schedule 1 as it may be updated by the Administrative Agent from time to time.

         Barnes & Noble.  Barnes & Noble, Inc., a Delaware corporation.

         Base Rate. The greater of (a) the rate of interest publicly announced from time to time by the Administrative Agent at its head office as its Base Rate, and (b) the Federal Funds Effective Rate plus -1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/16 of 1%)

         Borrower.  See preamble.

         Borrower Affiliated Group. Collectively, (i) the Borrower and (ii) each of the Subsidiaries of the Borrower in existence from time to time.

         Borrowing Base. At any date, an amount equal to 50% of the value of Eligible Inventory.

         Business Day. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts and in New York, New York are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) and that is also a day on which trading takes place between banks in United States dollar deposits in the London interbank market.

         Capital Expenditures. To the extent capitalized in accordance with GAAP, any expenditure for fixed assets (both tangible and intangible), including assets being constructed (whether or not completed), leasehold improvements, capital leases under GAAP, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including (i) in the case of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of a Capitalized Lease, the capitalized amount thereof (determined in accordance with GAAP) and (iii) without duplication, expenditures in or from any construction-in-progress account of any member of the Borrower Affiliated Group.

         Capitalized Lease. Any lease of real property by a member of the Borrower Affiliated Group as lessee which is shown as a liability on the Consolidated balance sheet of the Borrower in accordance with GAAP.

         Cash Flow Leverage Ratio. As of any date of calculation, for the twelve-month period then ended, the ratio of (a) Consolidated Total Funded Debt for such period to (b) Consolidated EBITDA for such period; provided that for any period prior to the Borrower's initial public offering, such period shall be included on a pro forma basis to give effect to the results of such offering

         CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may from time to time be supplemented or amended and remain in effect.

         Change in Law. Any future applicable law or any change to any present applicable law (which, in each case, includes treaties, statutes, rules and regulations thereunder and the interpretation and application thereof by any Applicable Authority), or any change in the interpretation or application of any present applicable law by any Applicable Authority, and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law).

         Change of Control. The occurrence of any of the following: (i) Barnes & Noble shall cease to own voting securities constituting a majority of the voting power of the voting securities of the Borrower, (ii) Barnes & Noble shall cease, in any other respect, to have effective control of the Borrower, or (iii) any change in equity ownership of any Subsidiary of the Borrower, except as may be expressly permitted by Section 6.4.

         Closing Date. ___________ __, 2002 or such other mutually agreeable date on which all of the conditions set forth in Section 3.1 have been satisfied and any Loans are to be made hereunder.

         Code. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

         Collateral. Collectively, all of the agreements, instruments, contracts, property (real and personal, tangible and intangible), assets, accounts, Accounts Receivable, Inventory, equipment, investment property, patents, trademarks, copyrights, other intellectual property and monies, and all of the income, proceeds and products of any thereof, under or in respect of which the Administrative Agent or any Bank or any of the nominees, agents or legal representatives of the Administrative Agent or any Bank shall have at the relevant time of reference to the term "Collateral," any rights or interest as security for the payment or performance of all or any part of the Obligations.

         Commitment. At any time and with respect to any Bank, the amount set forth for such Bank on Schedule 1 under the heading "Commitments," which amount includes the aggregate of (a) the maximum amount of Revolving Credit Loans that such Bank shall be committed to make to the Borrower plus (b) the maximum Stated Amount of Letters of Credit which such Bank shall be committed to issue to, or to participate in, in favor of the Borrower. Schedule 1 shall be updated by the Administrative Agent from time to time to reflect any (i) Increase or (ii) any Commitment or portion thereof which a Bank shall assume or relinquish upon an assignment pursuant to Section 9.10(ii).

         Commitment Fee.  See Section 2.5.

         Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Total Commitment. Schedule 1 shall be updated by the Administrative Agent from time to time to reflect any changes to the Commitment Percentages.

         Consolidated. The term "Consolidated" shall have the meaning ascribed to such term under GAAP.

         Consolidated Cumulative Net Equity Raises. The aggregate net proceeds received by the Borrower Affiliated Group, on a Consolidated basis, from all sales of any equity securities (whether through a public offering, private placement or otherwise) of any member of the Borrower Affiliated Group, on a cumulative basis for the period beginning as of the Closing Date and ending as of the date of determination, but excluding (i) the proceeds of the Borrower's initial public offering required by Section 3.1.16, and (ii) any equity contribution made by Barnes &Noble in connection with the closing of the initial public offering.

         Consolidated Cumulative Net Income. The Consolidated net income (or loss) of the Borrower Affiliated Group determined in accordance with GAAP and determined on a cumulative basis for the period (a) beginning on the first day of the first full fiscal quarter that begins after the Closing Date, and (b) ending on the last day of the most recently completed fiscal quarter; and provided, however, that there shall be excluded from such amount (i) the income (or loss) of any Subsidiary that is not, directly or indirectly, a wholly-owned Subsidiary of the Borrower except to the extent of the amount of dividends or other distributions actually paid during such period by such Subsidiary to the Borrower or its directly or indirectly wholly-owned Subsidiaries, and (ii) the income (or loss) of any Person prior to the date it becomes a Subsidiary of the Borrower.

         Consolidated Debt Amortization. For any period, the aggregate amount of scheduled principal payments paid or required to be paid by the Borrower Affiliated Group during such period with respect to any Indebtedness, but excluding payments in respect of the Loans.

         Consolidated Rent Expense. For any period, the aggregate rental expenses payable by the Borrower on a Consolidated basis for such period (including percentage rent) under any operating Lease classified as such under GAAP but not including any amount included in the definition of "Consolidated Total Interest Expense."

         Consolidated Tangible Net Worth. As at any date of determination, Stockholders' Equity less any intangible assets, with intangible assets defined as goodwill, patents, trademarks, tradenames, lease rights, capitalized pre-opening costs, franchises, organization costs and property rights.

         Consolidated Total Funded Debt. As at any date of determination, on a Consolidated basis for the Borrower Affiliated Group, and without duplication, the sum of (i) the aggregate amount of Indebtedness for borrowed money outstanding on such date (including, without limitation, the Loans outstanding on such date), plus (ii) the Stated Amount of all outstanding Letters of Credit, plus (iii) all Guaranties of Indebtedness for borrowed money or Capitalized Leases of the Borrower Affiliated Group outstanding on such date.

         Consolidated Total Interest Expense. For any period, all interest and all amortization of debt discount and expense (including commitment fees, letter of credit fees, balance deficiency fees and similar expenses) on all Indebtedness of the Borrower on a Consolidated basis (including outstanding letters of credit), paid or required to be paid, all as determined in accordance with GAAP, together with all interest expense of the Borrower on a Consolidated basis under Synthetic Leases. Computations of interest on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

         Controlled Group. All trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 400l of ERISA.

         Covered Taxes.  See Section 2.14(a)

         Default. An event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

         Delinquent Bank.  See Section 8.4.

         Dollar or $. Dollars in lawful currency of the United States of America.

         Domestic Subsidiary. Any Subsidiary of the Borrower organized under the laws of any jurisdiction of the United States of America.

         EBITDA. In relation to the Borrower on a Consolidated basis for any period, an amount equal to (a) the net income of the Borrower on a Consolidated basis after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP for such period, but, in determining such Consolidated net income, any GAAP extraordinary gains shall be excluded from such calculation, plus (b) the following to the extent deducted in computing such Consolidated net income for such period: (i) Consolidated Total Interest Expense for such period, (ii) Consolidated taxes on income for such period,
(iii) Consolidated depreciation for such period, (iv) Consolidated amortization for such period, and (v) extraordinary non-cash losses to the extent such losses have not been and will not become cash losses in a later fiscal period.

         EBITDAR. In relation to the Borrower for any period, an amount equal to EBITDA for such period, plus Consolidated Rent Expense for such period.

         Eligible Assignee.  Any of:

                 (a) a commercial bank or finance company organized under the laws of the United States, or any state thereof or the District of Columbia, and having total assets in excess of $500,000,000;

                 (b) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP;

                  (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $500,000,000, or the central bank of any country which is a member of the OECD;

provided, in each case, that such bank (i) is acting through a branch or agency located in the United States and (ii) has delivered to the Administrative Agent, on the date on which the Assignment and Assumption to which such Eligible Assignee is a party becomes effective, the forms referred to in Section 2.14(b) hereof;

                  and

                  (d) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Administrative Agent, such approval not to be unreasonably withheld.

         Eligible Inventory. The Borrower's Inventory (other than raw materials and work in progress) wherever located, in each case held for sale in the ordinary course of business, valued at the lower of cost or market; provided, however, that no such Inventory shall be deemed eligible if (a) it is under consignment to or from any Person, or (b) it is not owned by the Borrower free and clear of all liens.

         Encumbrances.  See Section 6.3.

         Environmental Claims. All claims, however asserted, alleging potential liability or responsibility for violation of any Environmental Laws or for release of Hazardous Materials or injury to the environment.

         Environmental Laws. Any and all applicable foreign, federal, state and local environmental, health or safety statutes, laws, regulations, ordinances, policies and or common law (whether now existing or hereafter enacted or promulgated), of all federal, state, local or other governmental authorities, agencies, commissions, boards, bureaus or departments which may now or hereafter have jurisdiction over the Borrower, any other member of the Borrower Affiliated Group or any landlord under any real estate Lease under which the Borrower or such other member of the Borrower Affiliated Group is a tenant, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants whether solid, liquid or gaseous in nature, into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials, chemical substances, pollutants or contaminants.

         ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

         Event of Default.  Any event described in Section 7.1.

         Federal Funds Effective Rate. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

         Fee Letter. The letter agreement dated as of the date hereof among Fleet National Bank, the Arranger, and the Borrower.

         Fixed Charge Coverage Ratio. As of any date of calculation, for the twelve-month period then ended, the ratio of (a) an amount equal to EBITDAR less Capital Expenditures for such period, to (b) the sum of Consolidated Total Interest Expense plus Consolidated Debt Amortization plus Consolidated Rent Expense for such period; provided that for any period prior to the Borrower's initial public offering, such period shall be included on a pro forma basis to give effect to the results of such offering.

         Foreign Bank. See Section 2.14(b).

         Foreign Subsidiary. Any Subsidiary of the Borrower organized under the laws of a jurisdiction outside the United States of America.

         GAAP. Generally accepted accounting principles in the United States of America, consistently applied.

         Gordon Brothers. Gordon Brothers Asset Advisors, LLC, or an affiliate thereof or successor thereto.

         Guaranties. As applied to any Person, without duplication, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on such Person's Consolidated balance sheet, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person, but excluding endorsements for collection or deposit in the ordinary course of business.

         Hazardous Material. Any substance (i) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste" or "hazardous material" or "hazardous substance" or "controlled industrial waste" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, CERCLA, and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over the Borrower or any other member of the Borrower Affiliated Group or any Real Property leased by the Borrower or any other member of the Borrower Affiliated Group; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos, asbestos containing materials ("ACM"), polychlorinated biphenyls ("PCB's") or radioactive material.

         Income Taxes. Any franchise taxes, net income taxes or any other taxes imposed on the net income of any Bank or the Administrative Agent, including branch profits tax, minimum tax and other taxes imposed in lieu of net income tax.

         Increase.  See Section 2.8.

         Increase Conditions.  The satisfaction of each of the following:

                  (a) Either (i) the Borrower shall have offered the applicable Increase to existing Banks, with each Bank having the right, but not the obligation, to commit to at least its pro rata percentage of the proposed Increase and one or more such Bank(s) shall have signed an instrument agreeing to such increased Commitment(s), and/or (ii) the Borrower shall have offered such Increase to a third party financial institution or institutions acceptable to the Administrative Agent and each such institution shall have signed a counterpart signature page becoming a party to this Agreement and a "Bank" hereunder;

                 (b) no Default or Event of Default shall have occurred and be continuing; and

                  (c) the Administrative Agent shall have received such modifications to the Loan Documents reflecting the Increase, and such certified resolutions, legal opinions and other documents as the Administrative Agent may in its discretion require, all in form and substance satisfactory to the Administrative Agent.

         Indebtedness. As applied to any Person (but without duplication), (i) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or Guaranties issued for the account of or on behalf of such Person, and all obligations representing the deferred purchase price of property, other than accounts payable arising, and accrued expenses incurred, in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments,
(iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by such Person, whether or not the obligations secured thereby shall have been assumed, (iv) all obligations arising under Capitalized Leases and Synthetic Leases, (v) all Guaranties, and
(vi) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by such Person.

         Initial Financial Statements.  See Section 4.7.

         Insolvent or Insolvency. The occurrence of one or more of the following events with respect to a Person: death; dissolution; termination of existence; insolvency within the meaning of the United States Bankruptcy Code or other foreign or domestic applicable statutes; such Person's inability to pay its debts as they come due; appointment of a receiver of any part of the property of, execution of a trust mortgage or an assignment for the benefit of creditors by, or the entry of an order for relief or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, or the offering as debtor of a plan to creditors for composition or extension, except for an involuntary proceeding as debtor commenced against such Person which is dismissed within 60 days after the commencement thereof without the entry or an order for relief or the appointment of a trustee.

         Interest Period. With respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Loan and ending one, two, three or six months thereafter, subject to availability, as the Borrower may elect in the applicable Notice of Borrowing or Conversion; provided that:

                  (a) any Interest Period (other than an Interest Period determined pursuant to clause (c) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

                  (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day in the appropriate subsequent calendar month;

                 (c) any Interest Period applicable to Revolving Credit Loans that would otherwise end after the Revolving Credit Maturity Date shall end on said Revolving Credit Maturity Date; and

                 (d) notwithstanding clause (c) above, no Interest Period shall have a duration of less than one month; and if any Interest Period would be for a shorter period, such Loan shall not be available hereunder for such period.

         Inventory. Goods, merchandise and other personal property, now owned or hereafter acquired by a Person, which are held for sale or lease or are furnished or to be furnished under a contract of service.

         Investment. As applied to any Person, (i) the purchase or acquisition of any share of capital stock, partnership interest, limited liability company membership interest, evidence of indebtedness or other equity security of any other Person, (ii) any loan, advance or extension of credit to, or contribution to the capital of, any other Person, (iii) any real estate held for sale or investment, (iv) any commodities futures contracts held other than in connection with bona fide hedging transactions, (v) any other investment in any other Person, and (vi) the making of any commitment or acquisition of any option to perform any of the acts specified in clauses (i) through (v) of this definition.

         Issuing Bank. Fleet National Bank in its capacity as the issuer of Letters of Credit hereunder, together with any such other Bank as may, with the written consent of the Borrower and the Administrative Agent, become an Issuing Bank hereunder.

         L/C Availability. As of any date, an amount equal to (a), (b) or (c) below, whichever is least:

                  (a) the Maximum L/C Sublimit minus the Stated Amount of all Letters of Credit outstanding (including any requested Letters of Credit), minus the aggregate amount of all unreimbursed draws under outstanding Letters of Credit, or

                  (b) the Total Commitment minus the outstanding principal amount of the Revolving Credit Loans then outstanding, minus the Stated Amount of all Letters of Credit outstanding (including any requested Letters of Credit), minus the aggregate amount of all unreimbursed draws under outstanding Letters of Credit; or

                  (c) the Borrowing Base as of such date minus the outstanding principal amount of the Revolving Credit Loans then outstanding, minus the Stated Amount of all Letters of Credit outstanding (including any requested Letters of Credit), minus the aggregate amount of all unreimbursed draws under outstanding Letters of Credit.

         Leases or Lease.  See Section 4.23.

         Letters of Credit. Letters of credit in the form customarily issued by the Issuing Bank as standby Letters of Credit or documentary Letters of Credit, as the case may be, issued or to be issued for the account of the Borrower by the Issuing Bank, under the joint responsibilities of the Banks, upon the terms and subject to the conditions contained in this Agreement.

         LIBOR Loan. Any Revolving Credit Loan bearing interest at a rate determined with reference to the Adjusted LIBOR Rate.

         Loan. A Revolving Credit Loan made to the Borrower by any Bank pursuant to Section II of this Agreement, and "Loans" means all such Revolving Credit Loans collectively.

         Loan Account. The account or accounts on the books of the Administrative Agent in which will be recorded Loans and advances (including issued and outstanding Letters of Credit) made by the Banks to the Borrower pursuant to this Agreement, payments made on such Loans and other appropriate debits and credits as provided by this Agreement.

         Loan Documents. Collectively, this Agreement (including, without limitation, the agreements and other instruments listed or described in Section
III), the Notes, the Letters of Credit (and related documentation and agreements, including any letter of credit application), the Security Agreement, the Patent and Trademark Security Agreement, the

Pledge Agreements, the Subsidiary Guaranty, the Subsidiary Security Documents, all other Security Documents, the Fee Letter and the Solvency Certificates, together with all agreements and other instruments contemplated thereby, all certificates delivered in connection therewith from time to time and all schedules, exhibits and annexes thereto, as any of the foregoing may from time to time be amended and in effect.

         Material Adverse Effect. Any (a) material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower Affiliated Group taken as a whole, (b) material impairment of the ability of the Borrower Affiliated Group, taken as a whole, to perform their obligations under the Loan Documents, or (c) material impairment of the Administrative Agent's or the Banks' ability to enforce the Obligations.

         Maximum L/C Sublimit. $5,000,000.

         Notes. Collectively, the Revolving Credit Notes, if any, delivered by the Borrower upon the request of any Banks pursuant to Section 2.2(d).

         Notice of Borrowing or Conversion. See Section 2.4(a).

         Obligations. Any and all obligations of the Borrower Affiliated Group to the Administrative Agent, any Bank, or the Arranger under the Loan Documents of every kind and description (including obligations in respect of Letters of Credit, the Fee Letter and fees under each thereof), direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

         Participant.  See Section 9.10(i).

         Patent and Trademark Security Agreement. The Patent and Trademark Security Agreement dated as of the date hereof and executed and delivered by the Borrower to the Administrative Agent for the ratable benefit of the Banks.

         PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         PCB.  See definition of Hazardous Material.

         Permitted Acquisition. Any Acquisition by the Borrower or any other member of the Borrower Affiliated Group that meets each of the following criteria: (i) the capital stock (or other equity interests) or assets acquired in such Acquisition relates to a line of business similar to the business in which the Borrower Affiliated Group is engaged on the Closing Date, (ii) if required by applicable law, the board of directors and the shareholders or the equivalent of such other Person has approved such Acquisition, (iii) in the case of an Acquisition of the capital stock (or other equity interests) of another Person, such Person shall become a wholly-owned direct or indirect Subsidiary of the Borrower or, in the case of a merger between the Borrower and another Person, the Borrower shall be the surviving entity, or in the case of a merger between another Person and a member of the Borrower Affiliated Group (other than the Borrower), upon consummation of such merger, the surviving entity shall be a direct or indirect wholly-owned Subsidiary of the Borrower and, if the surviving entity is a Domestic Subsidiary, a party to the Subsidiary Security Documents, (iv) the Borrower shall provide the Administrative Agent with at least 14 days' prior written notice of each such Acquisition and such information relating thereto as the Administrative Agent may reasonably request, (v) no Default or Event of Default shall exist, in each case both before and after giving effect to such Acquisition, (vi) the properties and assets acquired by the Borrower or other member of the Borrower Affiliated Group in connection with such proposed Acquisition shall be free from all liens, charges and encumbrances whatsoever, other than Permitted Encumbrances, (vii) upon consummation of the Acquisition, the Administrative Agent shall have a valid, perfected, first-priority security interest in all of the properties and assets being acquired by the Borrower or other member of the Borrower Affiliated Group subject to Permitted Encumbrances, and (viii) the aggregate consideration (including all cash and non-cash consideration and any assumption of Indebtedness) for all Acquisitions occurring after the Closing Date shall not exceed 15% of the Borrower's Consolidated Tangible Net Worth, determined as of the end of the most recently completed fiscal quarter of the Borrower.

         Permitted Encumbrances.  See Section 6.3.

         Person or person. An individual, a company, a corporation, an association, a partnership, a joint venture, a limited liability company or partnership, an unincorporated trade or business enterprise, a trust, an estate, or a government (national, regional or local) or an agency, instrumentality or official thereof.

         Plan. At any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by the Borrower, any member of the Borrower Affiliated Group or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group or (ii) if such Plan is established or maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

         Pledge Agreements. (a) The Pledge Agreement dated as of the date hereof and executed and delivered by the Borrower to the Administrative Agent, for the ratable benefit of the Banks and the Administrative Agent, pursuant to which, without limitation, all of the issued and outstanding capital stock of all Domestic Subsidiaries is pledged to the Administrative Agent, and (b) all Pledge Agreements to be delivered by the Borrower from time to time in accordance with
Section 5.2(d).

         Prohibited Transaction. A transaction prohibited by Section 4975 of the Code or Section 406 of ERISA, for which no statutory or administrative exemption applies.

         Qualified Investments. As applied to any member of the Borrower Affiliated Group, investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America, (ii) certificates of deposit or other deposit instruments or accounts of banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000, (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors, (iv) any repurchase agreement secured by any one or more of the foregoing, and (v) Investment in wholly-owned Subsidiaries; provided, however, that the aggregate amount of Investments in Foreign Subsidiaries may not at any time exceed 15% of the Borrower's Consolidated Tangible Net Worth determined as of the end of the most recently completed fiscal quarter of the Borrower.

         Rate Period. The period beginning on the third Business Day following delivery to the Administrative Agent of the annual or quarterly financial statements required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) and ending on the second Business Day after the day on which the next such quarterly (or annual, as applicable) financial statements are delivered to the Administrative Agent.

         Real Property or Real Properties. Collectively, (i) the several parcels of land together with the improvements now or hereafter located thereon, which are owned by any member of the Borrower Affiliated Group, as more fully set forth on Exhibit D hereto, and (ii) the several parcels of land together with the improvements now or hereafter located thereon, which are leased by any member of the Borrower Affiliated Group pursuant to a real property Lease.

         Registration Statement. The registration statement of the Borrower under the Securities Act of 1933, as amended, which has been declared effective by the Securities and Exchange Commission in connection with the initial public offering of the Borrower described in Section 3.1.16.

         Reportable Event. With respect to any Plan, a reportable event as described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived.

         Required Banks. Any two or more Banks whose aggregate Commitment Percentages constitute at least 66.67% at the relevant time of reference, or if the Commitments have been terminated, any two or more Banks whose aggregate Loans and Letters of Credit outstanding constitute at least 66.67% of the aggregate Loans and Letters of Credit outstanding at the relevant time of reference.

         Reserve Percentage. For any Interest Period, the rate (expressed as a decimal) applicable to the Administrative Agent during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of the Administrative Agent with respect to "Eurocurrency liabilities" as that term is defined under such regulations.

         Restricted Payment. (i) Any cash or property dividend, distribution or payment, direct or indirect, by the Borrower or any of its Subsidiaries in respect of its capital stock or other equity interests, to any Person who now holds, or who in the future holds, an equity interest in the Borrower or any of its Subsidiaries, whether evidenced by a security or not, other than regular compensation and bonuses paid to employees of the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practices, and other than dividends payable solely in shares of any class of capital stock (or other equity), (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of any capital stock of the Borrower or its Subsidiaries, or any other payment or distribution made in respect thereof, either directly or indirectly, and (iii) any management or similar fees paid or payable by the Borrower or any of its Subsidiaries to any Person who now holds, or in the future holds, directly or indirectly, an equity interest in the Borrower or any of its Subsidiaries.

         Revolving Credit Loans. Collectively, the loans in the maximum aggregate principal amount of the Total Commitment in effect from time to time made or to be made to the Borrower by the Banks pursuant to this Agreement (including Section 2.1(a) hereof) and subject to the limitations contained herein.

         Revolving Credit Maturity Date. __________ _, 2005, or such earlier date on which the Loans become due and payable pursuant to Section 7.2.

         Security Agreement. The Security Agreement dated as of the date hereof and executed and delivered by the Borrower to the Administrative Agent, for the ratable benefit of the Banks and the Administrative Agent.

         Security Documents. Collectively, (i) the Security Agreement, the Patent and Trademark Security Agreement, the Pledge Agreements, the Subsidiary Guaranties and all other Subsidiary Security Documents, and (ii) all other agreements, instruments or contracts by which any of the Obligations shall be evidenced or under or in respect of which the Administrative Agent, any Bank or any of their respective nominees, agents, or representatives shall have, at such time, any rights or interests as security for the payment or performance of all or any part of the Obligations.

         Solvency Certificates. Collectively, the separate solvency certificates dated as of the date hereof and executed and delivered by the chief financial officer of each member of the Borrower Affiliated Group to the Administrative Agent, for the ratable benefit of the Banks and the Administrative Agent.

         Stated Amount. With respect to each Letter of Credit outstanding at any time, the maximum amount then available to be drawn thereunder (without regard to whether any conditions to drawing could then be met).

         Stockholders' Equity. The amount reported as "stockholders' equity" on the Borrower's Consolidated balance sheet and determined in accordance with GAAP.

         Subsidiary. With respect to the Borrower, any corporation, association, joint stock company, business trust or other similar organization of which more than 50% of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by the Borrower or a Subsidiary of the Borrower; or any other such organization the management of which is directly or indirectly controlled by the Borrower or a Subsidiary of the Borrower through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which the Borrower has more than a 50% ownership interest.

         Subsidiary Guaranty. The Subsidiary Guaranty Agreement dated as of the date hereof and executed and delivered by all Domestic Subsidiaries to the Administrative Agent, for the ratable benefit of the Banks and the Administrative Agent, which shall be in the form of Exhibit I hereto.

         Subsidiary Security Documents. Collectively, (a) with respect to each Domestic Subsidiary in existence as of the date hereof, the Subsidiary Guaranty, the Security Agreement, and the Patent and Trademark Security Agreement, executed and delivered by such Domestic Subsidiaries in connection with the Closing or pursuant to Section 5.11, and (b) with respect to each Domestic Subsidiary formed after the date hereof, a Subsidiary Guaranty, a Security Agreement, a Patent and Trademark Security Agreement, and an agreement in a form reasonably acceptable to the Administrative Agent constituting a collateral assignment of material contracts (if such Subsidiary is a party to any contracts, agreements or licenses which are material to its operations or business), each to be executed and delivered by such new Domestic Subsidiary and each to be in substantially the form of the respective documents delivered by existing Domestic Subsidiaries under the foregoing clause (a).

         Synthetic Lease. Any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money Indebtedness for tax purposes but is classified as an operating lease under GAAP.

         Total Commitment. As of any date, the sum of the then-current Commitments of the Banks. As of the date of this Agreement, the Total Commitment is $[50],000,000. After the date of this Agreement, the aggregate amount of the Total Commitment may be increased to an amount not exceeding $75,000,000 in accordance with the provisions of Section 2.8.

         Uniform Commercial Code. The Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

         United States Bankruptcy Code.  11 U.S.C.SectionSection101-1330.

         1.2. Terms of General Application. For all purposes of this Agreement and the other Loan Documents, except as otherwise expressly provided herein or therein or unless the context otherwise requires:

                  (a) references to any Person defined in this Agreement refer to such Person and its successor in title and permitted assigns or, for natural persons, such Person's successors, heirs, executors, administrators and other legal representatives;

                  (b) references to any agreement, instrument or document defined in this Agreement refer to such document as originally executed, or if subsequently varied, extended, renewed, modified, amended, restated or supplemented from time to time, as so varied, extended, renewed, modified, amended, restated or supplemented and in effect at the relevant time of reference thereto;

                  (c) words importing the singular only shall include the plural and vice versa, and the words importing the masculine gender shall include the feminine gender and vice versa, and all references to dollars, $, U.S. Dollars or United States Dollars, shall be to Dollars;

                  (d) accounting terms not otherwise defined in this Agreement or any of the other Loan Documents have the meanings assigned to them in accordance with GAAP, on a basis consistent with the financial statements referred to in Section 4.7 of this Agreement;

                  (e) all financial statements and other financial information provided by the Borrower and each other member of the Borrower Affiliated Group to the Administrative Agent or any Bank shall be provided with reference to Dollars;

                  (f) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Borrower Affiliated Group and the Administrative Agent and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Banks merely on account of the Administrative Agent's or any Bank's involvement in the preparation of such documents; and

                  (g) all references to a time of day shall mean the time then prevailing in New York, New York, unless otherwise indicated.


                                   SECTION II

                              DESCRIPTION OF CREDIT

         2.  The Credit Facilities.

         2.1.  The Loans.

                  (a) Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow (and may repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date, such amounts as are requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment; provided, however, that the maximum aggregate principal amount of all Revolving Credit Loans outstanding (after giving effect to the amounts requested), plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of all unreimbursed draws under outstanding Letters of Credit, shall not at any time exceed the lesser of (i) the Borrowing Base in effect at such time and (ii) the Total Commitment in effect at such time, and provided, further, that at the time the Borrower requests a Revolving Credit Loan and after giving effect to the making thereof, no Default or Event of Default has occurred and is continuing.

         The Revolving Credit Loans shall be made pro rata among the Banks in accordance with the Commitment Percentage of each Bank having a Commitment. If the aggregate principal amount of Revolving Credit Loans outstanding at any time, plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of any unreimbursed draws under outstanding Letters of Credit shall at any time exceed the lesser of (i) the Borrowing Base in effect at such time and (ii) the Total Commitment in effect at such time, the Borrower shall immediately pay to the Administrative Agent for the respective accounts of the Banks the amount of such excess. Failure to make such payment on demand shall be an Event of Default hereunder.

                  (b) Loan Account. The Administrative Agent shall enter Loans and advances made by the Banks to the Borrower pursuant to this Agreement (including, without limitation, on account of any Letters of Credit) as debits in the Loan Account. The Administrative Agent shall also record in the Loan Account all payments made by the Borrower on account of the Loans and may also record therein, in accordance with customary accounting practices, other debits and credits, including customary banking charges and all interest, fees, charges and expenses chargeable to the Borrower under this Agreement. The debit balance of the Loan Account shall reflect the amount of the Borrower's Obligations hereunder and shall be considered correct absent manifest error.

                  (c) Clean-Down Period. The Borrower covenants that, during the term of this Agreement, in each 3-month period consisting of the calendar months of December, January and February, the Borrower will maintain a period of at least 30 consecutive days during which the aggregate principal amount of the Loans outstanding shall be zero ($0) Dollars. In determining compliance with this provision, the following shall be excluded: (i) the aggregate Stated Amount of Letters of Credit outstanding, and (ii) the aggregate amount of all unreimbursed draws under outstanding Letters of Credit that have not yet been added to the Loan Account as Revolving Credit Loans pursuant to Section 2.18(a)(i).

         2.2      Records; Notes.

                  (a) Banks' Records. Each Bank will note (manually or electronically) on its records with respect to each Loan made by it (i) the date and amount of such Loan, (ii) the interest rate and Interest Period, if any, applicable to such Loan, and (iii) each payment and prepayment of the principal thereof.

                  (b) Administrative Agent's Records. The Administrative Agent shall keep records regarding the Loans, the Letters of Credit and this Agreement in accordance with its customary procedures for agented credits.

                  (c) Prima Facie Evidence. The entries made in the records maintained pursuant to subsections (a) and (b) above shall, to the extent not prohibited by applicable law, be prima facie evidence of the existence and amount of the obligations of the Banks and Borrower recorded therein; provided, however, that the failure of the Administrative Agent or any Bank, as the case may be, to make any notation on its records shall not affect the Borrower's obligations in respect of the Loans, the Letters of Credit or this Agreement.

                  (d) Notes. Upon the request of any Bank to the Administrative Agent and the Borrower, the Borrower agrees, at its expense, to execute and deliver to the Administrative Agent for the account of such Bank one or more promissory notes evidencing the Loan or Loans of such Bank to the Borrower, in substantially the form of Exhibit A attached hereto.

         2.3. Conversion. Provided that no Default or Event of Default shall have occurred and be continuing, and subject to and in accordance with the provisions of Section 2.4(a), the Borrower may convert all or any part (in an amount equal to at least $1,000,000 and additional increments of $100,000) of any outstanding Loan into a Loan of the other type provided for in this Agreement in the same aggregate principal amount, on any Business Day (which, in the case of a conversion of a LIBOR Loan, shall be the last day of the Interest Period applicable to such LIBOR Loan). The Borrower shall give the Administrative Agent and the Banks prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.4. All such conversions shall be made pro rata in accordance with each Bank's Commitment Percentage applicable to the type of Loan being converted.

         2.4.  Notice and Manner of Borrowing or Conversion of Loans.

                  (a) Whenever the Borrower desires to obtain or continue a Loan hereunder or convert an outstanding Loan into a Loan of the other type provided for in this Agreement, the Borrower shall notify the Administrative Agent (which notice shall be irrevocable) by telecopy or telephone (i) with respect to Base Rate Loans, received no later than 11:00 a.m. on the date on which the requested Loan is to be made or continued as or converted to a Base Rate Loan, and (ii) with respect to LIBOR Loans, received no later than 11:00 a.m. on the date that is three (3) Business Days before the day on which the requested Loan is to be made or continued as or converted to a LIBOR Loan, provided that no more than 10 LIBOR Loans may be outstanding at any one time. Such notice by the Borrower shall specify (i) the effective date and amount of each Loan to be obtained, continued or converted (or portion thereof to be continued or converted, as the case may be), subject to the limitations set forth in Section 2.1, (ii) the interest rate option to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of Interest Period and Section 2.9). Each LIBOR Loan must be for an amount equal to at least $1,000,000 and in additional increments of $100,000. Each such notification by telephone pursuant to Section 2.3 or this Section 2.4(a) (a "Notice of Borrowing or Conversion") shall be immediately followed by a written confirmation thereof by the Borrower in substantially the form of Exhibit B hereto, provided that if such written confirmation differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall be conclusive absent manifest error.

                  (b) Subject to the terms and conditions hereof, each Bank shall make available to the Administrative Agent, in immediately available funds, no later than 2:00 p.m. on the date upon which any Base Rate Loan or LIBOR Loan is to be made, such Bank's Commitment Percentage of the requested Loan. The Administrative Agent shall, in turn, make each Loan on the effective date specified therefor by crediting the amount of such Loan to the Borrower's demand deposit account with the Administrative Agent. In no event shall the Administrative Agent (in its capacity as Administrative Agent) have any obligation to make any funding or shall any Bank be obligated to fund more than its Commitment Percentage of the requested Base Rate Loan or LIBOR Loan.

         2.5. Commitment Fee. The Borrower shall pay to the Administrative Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee (the "Commitment Fee") computed at a rate per annum on the average daily aggregate amount, during each calendar quarter or portion thereof, of the unborrowed portion of the Total Commitment in effect at such time, which rate shall be equal to (A) 0.375% from the Closing Date through the second Business Day after the date on which the Compliance Certificate required to be delivered pursuant to Section 5.1(d) for the second fiscal quarter of fiscal 2002 of the Borrower Affiliated Group is delivered to the Administrative Agent, and (B) thereafter, for each Rate Period, the percentage determined by reference to the Fixed Charge Coverage Ratio for the most recent twelve-month period of the Borrower Affiliated Group, as set forth in the table below:

             Fixed Charge Coverage Ratio                       Commitment Fee
             ---------------------------                       --------------
           I.    less than 1.60 to 1.00                          0.500%
           II.   equal to or greater than                        0.375%
                 1.60 to 1.00 and less than
                 3.25 to 1.00

           III.  equal to or greater than                        0.300%
                 3.25 to 1.00

Commitment fees shall be payable quarterly in arrears on the last Business Day of each fiscal quarter beginning on the Saturday closest to January 31, 2002 and on the Revolving Credit Maturity Date. For purposes of calculating the Commitment Fee, outstanding Letters of Credit shall be included in determining the borrowed portion of the Total Commitment.

         2.6. Fee Letter. The Borrower shall pay to the Administrative Agent fees in the amounts and at the times outlined in the Fee Letter.

         2.7. Reduction of Total Commitment. The Borrower may from time to time by written notice delivered to the Administrative Agent at least three Business Days prior to the date of the requested reduction, reduce by a minimum amount of $2,500,000, and in additional increments of $1,000,000, any unborrowed portion of the Total Commitment. No reduction of the Total Commitment shall be subject to reinstatement.

         2.8. Increases in Total Commitment. The Borrower, with the consent of the Administrative Agent and each Bank whose Commitment will be increasing, shall have the right to cause the Total Commitment to increase to an amount not at any time exceeding $75,000,000 (the "Increase"), and to have the Arranger, at the Borrower's request, use its reasonable best efforts to obtain, with the cooperation of the Borrower, commitments from third party financial institutions acceptable to the Borrower for the full amount of the Increase. In the event of an Increase, the Administrative Agent will amend Schedule 1 to reflect the increased Commitment of each Bank that has agreed in writing to an increase and to add any third party financial institution(s) that may have become a party to, and a "Bank" under, this Agreement; provided, however, that it shall be a condition precedent to the effectiveness of the Increase that the Increase Conditions shall have been satisfied in a manner reasonably satisfactory to the Administrative Agent. In the event that the Increase results in any change to the Commitment Percentages of any Banks, then on the effective date of such Increase in the Total Commitment (i) any new Bank, and any existing Bank whose Commitment has increased, shall pay to the Administrative Agent such amounts as are necessary to fund its new or increased Commitment Percentages of all existing Loans, (ii) the Administrative Agent will use the proceeds thereof to pay to all Banks whose Commitment Percentage is decreasing such amounts as are necessary so that each such Bank's participation in existing Revolving Credit Loans will be equal to its adjusted Commitment Percentage, and (iii) if the effective date of such Increase in the Total Commitment occurs on a date other than the last day of an Interest Period applicable to any outstanding LIBOR Loan, the Borrower will be responsible for any amounts payable pursuant to Section 2.16 on account of the payments made pursuant to clause (ii) above.

         2.9.  Duration of Interest Periods.

                  (a) Subject to the provisions of the definition of "Interest Period," the duration of each Interest Period applicable to a LIBOR Loan shall be as specified in the applicable Notice of Borrowing or Conversion. The Borrower shall have the option to elect a subsequent Interest Period to be applicable to such Loan by giving notice of such election to the Bank received no later than 10:00 a.m. on the date that is 3 Business Days before the end of the then applicable Interest Period if such Loan is to be continued as or converted to a LIBOR Loan.

                  (b) If the Administrative Agent does not receive a notice of election of duration of an Interest Period for a LIBOR Loan pursuant to subsection (a) above within the applicable time limits specified therein, or if, when such notice must be given, an Event of Default exists, the Borrower shall be deemed to have elected to convert such Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

                  (c) Notwithstanding the foregoing, the Borrower may not select an Interest Period that would end, but for the provisions of the definition of Interest Period, after the Revolving Credit Maturity Date.

         2.10.  Interest Rates and Payments of Interest.

                  (a) Each Revolving Credit Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin, which rate shall change contemporaneously with any change in the Base Rate. Such interest shall be payable on the last Business Day of any fiscal quarter in which a Base Rate Loan is outstanding hereunder, and when such Loan is due (whether at maturity, by reason of acceleration or otherwise).

                  (b) Each Revolving Credit Loan which is a LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the Adjusted LIBOR Rate plus the Applicable LIBOR Margin. Such interest (including any adjustments made in the Administrative Agent's discretion consistent with the definition of Adjusted LIBOR Rate to take into consideration any change in the Reserve Percentage) shall be payable for such Interest Period (i) on the earlier of the last day of such Interest Period and, if such Interest Period is longer than three months, at quarterly intervals after the first day of such Interest Period and (ii) when such LIBOR Loan is due (whether at maturity, by reason of acceleration or otherwise).

                  (c) For purposes of this Section 2.10, with reference to Revolving Credit Loans, (i) the "Applicable Base Rate Margin" shall be equal to
(A) 0.25% from the Closing Date through the second Business Day after the date of the Administrative Agent's receipt and satisfactory review of the financial statements and compliance certificate required to be delivered pursuant to Sections 5.1(b) and 5.1(d), respectively, for the second fiscal quarter of fiscal 2002 of the Borrower Affiliated Group, and (B) thereafter, for each Rate Period, the percentage determined by reference to the Fixed Charge Coverage Ratio for the most recent twelve-month period of the Borrower Affiliated Group, as set forth in the table below, and (ii) the "Applicable LIBOR Margin" shall be equal to (A) 1.75% from the Closing Date through the second Business Day after the date of the Administrative Agent's receipt and satisfactory review of the financial statements and compliance certificate required to be delivered pursuant to Sections 5.1(b) and 5.1(d), respectively, for the second fiscal quarter of fiscal 2002 of the Borrower Affiliated Group, and (B) thereafter, for each Rate Period, the percentage determined by reference to the Fixed Charge Coverage Ratio for the most recent twelve-month period of the Borrower Affiliated Group, as set forth in the table below:

                                            Revolving Credit Loans

                                                                               Applicable
                                                      Applicable Base           LIBOR
                  Fixed Charge Coverage Ratio           Rate Margin             Margin
                  ---------------------------           -----------             -----
              I.    less than 1.60 to 1.00                 0.50%                  2.00%

              II.   equal to or greater than 1.60          0.25%                  1.75%
                    to 1.00 and less than 2.50 to
                    1.00
              III.  equal to or greater than 2.50          0.00%                  1.50%
                    to 1 and less than 3.25 to
                    1.00
              IV.   equal to or greater than 3.25          0.00%                  1.25%
                    to 1.00

For purposes of determining the Applicable Base Rate Margin and the Applicable LIBOR Margin, the Fixed Charge Coverage Ratio will be tested quarterly, commencing with the second full fiscal quarter of the Borrower Affiliated Group in fiscal 2002, based on the financial statements and compliance certificate required to be delivered pursuant to Sections 5.1(b) and 5.1(d), respectively. For purposes of determining the interest rate for any Rate Period hereunder, any interest rate change shall be effective two Business Days after the date on which the financial statements and compliance certificate required to be delivered pursuant to Sections 5.1(b) and 5.1(d), respectively, is delivered to the Administrative Agent, together with a notice to the Administrative Agent (which shall be verified by the Administrative Agent) specifying any change in the Applicable Base Rate Margin and the Applicable LIBOR Margin, and if the Borrower has failed to deliver the compliance certificate required to be delivered pursuant to Sections 5.1(b) and 5.1(d), respectively, the Applicable Base Rate Margin and the Applicable LIBOR Margin that would otherwise be in effect shall automatically be increased by .25% until such compliance certificate is delivered.

         2.11.  Protective Provisions.

         2.11.1. Inability to Determine Adjusted LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Loan, the Administrative Agent shall determine in its good faith judgment or be notified by the Required Banks that adequate and reasonable methods do not exist for ascertaining the Adjusted LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Loan during such Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Notice of Borrowing or Conversion with respect to LIBOR Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Banks to make LIBOR Loans shall be suspended until the Administrative Agent or the Required Banks, as applicable, determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Banks, shall so notify the Borrower and the Banks.

         2.11.2. Illegality. Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful for any Bank to make or maintain LIBOR Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon the commitment of such Bank to make LIBOR Loans or convert Base Rate Loans to LIBOR Loans shall forthwith be suspended and such Bank's LIBOR Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Bank, upon demand by such Bank, any additional amounts as such Bank may in good faith determine to be necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 2.11.2, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder.

         2.11.3. Additional Costs, etc. After the Closing Date, if any Change in Law shall:

                  (a) subject any Bank or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this

Agreement, the other Loan Documents, such Bank's Commitment or Loans (other than Covered Taxes and Income Taxes); or

                  (b) materially change the basis of taxation (except for changes in Income Taxes of such Bank or the Administrative Agent) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Administrative Agent under this Agreement or any of the other Loan Documents; or

                  (c) without duplication of any amount required to be paid pursuant to Section 2.12, impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank; or

                  (d) impose on any Bank or the Administrative Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Bank's Commitment, or any class of Loans or commitments of which any of the Loans or such Bank's Commitment forms a part;

and the result of any of the foregoing is:

                           (i) in the good faith determination of an Affected Bank, to materially increase the cost to such Bank of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Loans or such Bank's Commitment; or

                           (ii) to reduce the amount of principal, interest, or other amount payable to such Bank or the Administrative Agent hereunder on account of such Bank's Commitment or any of the LIBOR Loans; or

                           (iii) to require such Bank or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder in relation to LIBOR Loans, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Administrative Agent from the Borrower hereunder, then, in each such case and to the extent that the amount of such additional cost, reduction, payment, foregone interest or other sum is not reflected in the Adjusted LIBOR Rate, the Borrower will, upon demand made by such Bank (with a copy to the Administrative Agent) or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Administrative Agent such additional amounts as will be sufficient to compensate such Bank or the Administrative Agent for such additional cost, reduction, payment or foregone interest or other sum (without duplication for recovery of such amounts under any other provision hereof), provided, however, that the Borrower shall not be liable to any Bank or the Administrative Agent for costs incurred more than 90 days prior to the receipt by the Borrower of such demand for payment from such Bank or (as the case may be) the Administrative Agent unless such costs were incurred prior to such 90-day period as a result of such Change in Law being retroactive to a date which occurred prior to such 90-day period, and provided further that the Borrower is treated no differently than such Bank's other customers.

         2.11.4. Claims by Affected Banks; Borrower's Right to Replace Banks. Before giving any notice to the Borrower and the other Banks of a claim (whether for compensation or to be excused from an otherwise applicable obligation) under
Section 2.11.2, 2.11.3, 2.12 or 2.14, the Affected Bank shall designate a different lending office with respect to its LIBOR Loans or other Loans if such designation would avoid the need for giving such notice and would not, in the judgment of such Affected Bank, be illegal or otherwise disadvantageous to the Affected Bank. Any claim under any of Sections 2.11.2, 2.11.3, 2.12 or 2.14 shall be delivered to the Borrower promptly after the Affected Bank has determined that it is entitled to such claim. Upon the Borrower's receipt of any such claim, the Borrower may: (i) request one or more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment; or
(ii) designate a replacement bank or financial institution satisfactory to the Administrative Agent in its reasonable discretion. If one or more of the other Banks in its sole discretion agrees to acquire all or part of such Affected Bank's Loans and Commitment or if such a satisfactory replacement bank or financial institution is designated, the Affected Bank shall promptly assign all or such part of its Loans and Commitment in accordance with Section 9.10(ii).

         2.12. Capital Requirements. If after the date hereof the Administrative Agent or any Bank in good faith determines that (i) any Change in Law or any new or changed guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by the Administrative Agent or any Bank or its parent bank holding company with any guideline, request or directive adopted after the date hereof of any such authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Administrative Agent's or such Bank's or such holding company's capital as a consequence of the Administrative Agent's or such Bank's commitment to make Loans hereunder and other commitments of the type hereunder to a level below that which the Administrative Agent or such Bank or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Administrative Agent's or such Bank's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by the Administrative Agent or such Bank to be material, then the Administrative Agent shall promptly notify the Borrower thereof. The Borrower agrees to pay to the Administrative Agent or such Bank the amount of such reduction of capital as and when such reduction is in good faith determined, upon presentation by the Administrative Agent or such Bank of a written statement in the amount and setting forth in reasonable detail the Administrative Agent's or such Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error. In determining such amount, the Administrative Agent or such Bank may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, the Borrower shall not be liable to any Bank or the Administrative Agent for such reductions with respect to events that occurred more than 90 days prior to the receipt by the Borrower of such demand for payment from such Bank or (as the case may be) the Administrative Agent unless such reductions were with respect to events that occurred prior to such 90-day period.

         2.13.  Payments and Prepayments of the Loans.

                  (a) The Borrower hereby absolutely and unconditionally promises to pay the entire principal amount of the Loans, and the entire principal amount of the Loans shall be absolutely due and payable by the Borrower to the Banks, on the Revolving Credit Maturity Date. All of the other Indebtedness evidenced by the Loan Documents shall, if not sooner paid, also be absolutely due and payable by the Borrower to the Banks on the Revolving Credit Maturity Date.

                  (b) Revolving Credit Loans that are Base Rate Loans may be voluntarily prepaid at any time, without premium or penalty, upon not less than one Business Day's prior written notice to the Administrative Agent and each Bank. Subject to the provisions of Section 2.16, Revolving Credit Loans that are LIBOR Loans may be voluntarily prepaid at any time, without premium or penalty, upon not less than two Business Days' prior written notice to the Administrative Agent and each Bank. Any interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment. No prepayment of the Revolving Credit Loans prior to the Revolving Credit Maturity Date shall affect the Total Commitment or impair the Borrower's right to borrow as set forth in Section 2.l. Partial prepayments of the Revolving Credit Loans shall be in an amount equal to $2,500,000 or additional increments of $1,000,000. In the case of any partial payment of the Revolving Credit Loans, the total amount of such partial payment shall be allocable among the Revolving Credit Loans subject to adjustment as provided in Section 8.5, pro rata in accordance with the Commitment Percentage of each Bank.

         2.14.  Method of Payment; Withholding Tax Exemption.

                  (a) All payments and prepayments of principal and all payments of interest and other amounts due in respect of Loans shall be made by the Borrower to the Administrative Agent, for the respective accounts of the Banks or (as the case may be) the Administrative Agent, at 100 Federal Street, Boston, Massachusetts 02110, in immediately available funds, free and clear of, and without any deduction or withholding for, any taxes (other than Income Taxes) (all such taxes (other than Income Taxes) imposed by withholding or deduction, "Covered Taxes") or other payments unless required by law, and without set-off, recoupment or counterclaim. All payments and collections received after 2:00 p.m. will be deemed applied to the outstanding Loans one day after the Administrative Agent's receipt of such payments in immediately available funds. If Covered Taxes are required to be withheld or deducted by law, the Borrower shall pay additional amounts so that after the required withholding or deduction the Banks and the Administrative Agent receive the amount they would have received had no such deduction or withholding been required; provided, however, that the Borrower shall not be required to pay any additional amounts with respect to (i) Income Taxes, or (ii) amounts owing to a Bank that (x) is not incorporated under the laws of the United Sates of America or a state thereof, and (y) has not delivered to the Administrative Agent the forms required by
Section 2.14(b) below (other than pursuant to the proviso at the end of such Section 2.14(b)).

                  (b) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof (herein, a "Foreign Bank") agrees that it will deliver to each of the Borrower and the Administrative Agent (or, in the case of a Participant or an Assignee, to the Bank from which the Commitment was transferred) two duly completed and executed copies of either U.S. Internal Revenue Service Form W-8BEN (relating to an exemption under an applicable treaty) or Form W-8ECI (or any subsequent versions thereof or successors thereof), certifying in either case that such Foreign Bank is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes. Each Foreign Bank which so delivers a Form W-8BEN (relating to an exemption under an applicable treaty) or Form W-8ECI further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Foreign Bank is entitled to receive payments under this Agreement and the Notes (if any) without deduction or withholding of any United States federal income taxes; provided, however, that such requirement will not apply to a Foreign Bank if any Change in Law has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Foreign Bank from duly completing and delivering any such form with respect to it and such Foreign Bank advises the Borrower and the Administrative Agent in writing that it is no longer capable of receiving payments without any deduction or withholding of United States federal income taxes.

                  (c) If there is any Change in Law after the Closing Date, and the result thereof is that any Bank or the Administrative Agent becomes subject to Covered Taxes, the Borrower shall pay additional amounts so that after the required withholding or deduction the Banks and the Administrative Agent receive the amount they would have received had no such deduction or withholding been required, provided, however, that the relevant Bank shall timely file the appropriate forms to reduce the amount of required withholding or deduction to the lowest applicable rate to which such Bank is entitled.

                  (d) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form described in (i) Section 2.14(b) above (other than pursuant to the proviso thereto) or (ii) the proviso to Section 2.14(c) above, such Bank shall not be entitled to any additional payments under Section 2.11 or this Section 2.14 with respect to Covered Taxes imposed by reason of such failure; provided, however, that in the event of a failure described in the proviso to Section 2.14(c), such Bank shall be entitled to such an additional payment to the extent of the amount of Covered Taxes to which such Bank would be subject even if it delivered the appropriate form required by the proviso to
Section 2.14(c); and provided, further, however, that should a Bank become subject to Covered Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Bank reasonably shall request to assist the Bank to recover such Covered Taxes.

                  (e) If a Bank or the Administrative Agent receives a refund or credit in respect of any Covered Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.11 or this Section 2.14, it shall, reasonably promptly after the date of such receipt, pay over the amount of such refund or credit to the Borrower, net of all reasonable out-of-pocket expenses of such Bank or the Administrative Agent in obtaining such refund (it being agreed that if such expenses are expected by such Bank or the Administrative Agent to be material, such Bank or the Administrative Agent will attempt in good faith to consult with the Borrower prior to incurring such expenses) and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the Borrower, upon the written request of such Bank or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Bank or the Administrative Agent in the event such Bank or the Administrative Agent is required to repay such refund or credit to such taxation authority.

                  (f) If the Borrower is required to pay additional amounts to any Bank or the Administrative Agent pursuant to this Section 2.14, then such Bank shall designate a different lending office with respect to its LIBOR Loans if such designation would avoid such additional payment and would not, in the good faith judgment of such Bank, be illegal or otherwise disadvantageous to the Bank.

                  (g) The Borrower authorizes the Administrative Agent to charge to any deposit account which the Borrower may maintain with the Administrative Agent, at maturity or otherwise when due, the principal, interest, fees, charges, and expenses provided for in this Agreement or any other document executed and delivered in connection herewith, or to advance to the Borrower and to charge to it as a Revolving Credit Loan a sum sufficient to pay such principal, interest, fees, charges, expenses or additional amounts, with advice thereafter sent to the Borrower's chief financial officer in accordance with the Administrative Agent's customary practice.

         2.15.  Default Rate Interest, Etc.

                  (a) After and during the continuance of any Event of Default, at the option of the Administrative Agent or the Required Banks, all amounts outstanding hereunder or under any other Loan Document (including, without limitation, all principal, interest and fees outstanding) shall bear interest from and including the due date thereof until paid, compounded daily and payable on demand, at a rate per annum equal to (i) if such due date occurs prior to the end of an Interest Period, 2.0% above the interest rate applicable to such Loan for such Interest Period until the expiration of such Interest Period, and thereafter, 2.0% above the rate then applicable to Base Rate Loans; and (ii) in all other cases, 2.0% above the rate then applicable to Base Rate Loans.

                  (b) After and during the continuance of any Event of Default, at the option of the Administrative Agent and the Required Banks, the Letter of Credit fees payable under Section 2.19 shall be increased to a rate per annum equal to 2.0% above the rate applicable thereto prior to the occurrence thereof.

         2.16. Payments Not at End of Interest Period. If the Borrower for any reason makes any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such LIBOR Loan, or fails to borrow or continue or convert to a LIBOR Loan after giving a Notice of Borrowing or Conversion pursuant to Section 2.4, the Borrower shall pay to the Administrative Agent for the respective accounts of the Banks an amount computed pursuant to the following formula:

                               L = (R - T) x P x D
                              -----------------------
                                       360

         L = amount payable to the Administrative Agent for the accounts of the Banks

         R =   interest rate on such Loan

         T = yield to maturity of any readily marketable bond or other obligation of the United States, selected at the Administrative Agent's sole discretion, maturing on or near the last day of the then applicable Interest Period of such Loan and in approximately the same amount as such Loan

         P =   the amount of principal prepaid or the amount of the requested
               Loan

         D = the number of days remaining in the Interest Period as of the date of such payment or the number of days of the requested Interest Period

The Borrower shall pay such amount upon presentation by the Administrative Agent of a statement setting forth the amount and the Administrative Agent's calculation thereof (in reasonable detail) pursuant hereto, which statement shall be deemed prima facia evidence of the amount owed.

         2.17. Computation of Interest and Fees; Maximum Interest. Interest and all fees payable hereunder on account of Base Rate Loans shall be computed daily on the basis of a year of 365/366 days and paid for the actual number of days for which due. Interest and all fees payable hereunder on account of LIBOR Rate Loans shall be computed daily on the basis of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to clause (i) of the definition of Interest Period), and such extension shall be included in computing interest in connection with such payment. Notwithstanding any other term of this Agreement, the other Loan Documents or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any person liable hereunder or under other Loan Documents by any Bank shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Agreement, the Letter of Credit applications, the other Loan Documents or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

         2.18.  Letters of Credit.

         (a) Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower made herein, each Issuing Bank agrees to issue, under the joint responsibilities of the Banks having Commitments, to the extent permitted by law and subject to the Uniform Custom Practices of the International Chamber of Commerce governing Letters of Credit (Publication No. 500 or any successor thereto), one or more Letters of Credit on the application of and for the account of the Borrower, during the period from the Closing Date to 30 days prior to the Revolving Credit Maturity Date; provided that the Stated Amount of Letters of Credit outstanding at any time, plus the aggregate amount of all unreimbursed draws under such outstanding Letters of Credit, shall not at any time exceed the L/C Availability in effect at such time; and provided, further that at the time the Borrower requests the issuance of a Letter of Credit and after giving effect to the issuance thereof, there has not occurred and is not continuing a Default or an Event of Default. It is understood and agreed by the parties hereto that amounts drawn under such Letters of Credit shall become immediately due and payable by the Borrower to the Issuing Bank, for the ratable accounts of the Administrative Agent and the Banks, and shall bear interest at the rate then applicable to Revolving Credit Loans that are Base Rate Loans, and, if not paid forthwith, shall, (i) if there is Availability, be added to the Loan Account as Revolving Credit Loans and shall be immediately due and payable upon the Revolving Credit Maturity Date (or, if earlier, upon acceleration of the Loans), and (ii) if there is insufficient Availability, be immediately due and payable, bearing interest until paid at the rate set forth in Section 2.15.

                  (b) To minimize the risk of issuance of any Letter of Credit that would exceed the then-current L/C Availability, each Issuing Bank that is not the Administrative Agent shall, prior to becoming an Issuing Bank, agree with the Administrative Agent and the Borrower as to reporting and other procedures to be followed by such Issuing Bank prior to and following the issuance of each Letter of Credit, so as to minimize the risk of issuance of any Letter of Credit that might exceed the then-current L/C Availability and to permit the Administrative Agent to accurately bill the Borrower and account to the Banks for Letter of Credit fees payable for the account of the Banks. Notwithstanding the foregoing, the Borrower acknowledges that it is the unconditional obligation of the Borrower to ensure that at no time shall any Letter of Credit be drawn or outstanding that exceeds the then-current L/C Availability.

         (c) Upon the issuance of each Letter of Credit by the Issuing Bank, each Bank shall be deemed to automatically have purchased a participation in such Letter of Credit in accordance with its Commitment Percentage, and each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage thereof, to reimburse the Issuing Bank on demand for the amount of each draft paid by such Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant hereto. In addition, all Letters of Credit shall, unless the Administrative Agent and the Banks otherwise agree in writing, have a stated expiration date not to exceed one year and shall, in any event, expire not later than five (5) days prior to the Revolving Credit Maturity Date.

         (d) To evidence such Letters of Credit, the Borrower shall enter into, with the Issuing Bank, the Administrative Agent and the Banks, such agreements and execute such customary instruments and documents as the Issuing Bank, the Administrative Agent and the Banks reasonably require, including, but not limited to, a letter of credit application and agreement.

         2.19. Letter of Credit Fees. A per annum Letter of Credit fee shall be payable to the Administrative Agent, for the ratable accounts of the Banks, (a) on each standby Letter of Credit at a rate per annum equal to the Applicable LIBOR Margin applicable to Revolving Credit Loans then in effect multiplied by the face amount of such Letter of Credit, and (b) on each documentary Letter of Credit at a rate per annum equal to one-half of the Applicable LIBOR Margin applicable to Revolving Credit Loans then in effect multiplied by the face amount of such Letter of Credit. Such Letter of Credit fees for each Letter of Credit shall be payable quarterly in arrears on the last Business Day of each fiscal quarter. In addition, the Borrower shall pay to the Issuing Bank, solely for the account of the Issuing Bank, such documentary issuing, processing, amendment, negotiation fees for document examination, and other administrative fees as are customarily charged by the Issuing Bank on Letters of Credit (including, without limitation, a fronting fee equal to 0.125% multiplied by the face amount of such Letter of Credit payable on the issuance thereof), which fees and charges shall be payable when required by such Issuing Bank.

         2.20. Interdependence of Borrower Affiliated Group. In order to induce each of the Banks to enter into this Agreement and the other Loan Documents to which it is a party, and grant the Loans hereunder and issue the Letters of Credit, the Borrower, on behalf of itself and each other member of the Borrower Affiliated Group, and severally represents and warrants that:

                  (a) the business of each member of the Borrower Affiliated Group shall benefit from the successful performance of the business of each other member of the Borrower Affiliated Group, and the Borrower Affiliated Group as a whole;

                  (b) each member of the Borrower Affiliated Group has cooperated to the extent necessary and shall continue to cooperate with each other member of the Borrower Affiliated Group to the extent necessary in the development and conduct of each other member of the Borrower Affiliated Group's business, and shall to the extent necessary share and participate in the formulation of methods of operation, distribution, leasing, inventory control, and other similar business matters essential to each member of the Borrower Affiliated Group's business;

                  (c) the failure of any member of the Borrower Affiliated Group to cooperate with all other members of the Borrower Affiliated Group in the conduct of their respective businesses shall have an adverse impact on the business of each other member of the Borrower Affiliated Group, and the failure of any member of the Borrower Affiliated Group to associate or cooperate with all other members of the Borrower Affiliated Group is reasonably likely to impair the goodwill of such other members of Borrower Affiliated Group and the Borrower Affiliated Group as a whole; and

                  (d) each member of the Borrower Affiliated Group is accepting joint and several liability for the Obligations on the terms and conditions set forth in the Subsidiary Guaranty and represents and warrants that the financial accommodations being provided hereby are for the mutual benefit, directly and indirectly, of each member of the Borrower Affiliated Group.


                                   SECTION III

                               CONDITIONS OF LOANS

         3.1. Conditions Precedent to Initial Revolving Credit Loan. The obligation of the Banks to make the initial Revolving Credit Loan and to issue any Letter of Credit on the Closing Date, is subject to the fulfillment on the Closing Date of each of the following conditions precedent:

         3.1.1.  Loan Documents.

                  (i) Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect on and as of the Closing Date.

                  (ii) Executed original counterparts of each of the Loan Documents shall have been furnished to the Administrative Agent.

         3.1.2. Legality of Transactions. No change in applicable law or regulation shall have occurred as a consequence of which it shall have become and continue to be unlawful for the Borrower, any other member of the Borrower Affiliated Group, the Administrative Agent or any of the Banks to perform any of their agreements or obligations under any of the Loan Documents to which they are a party on the Closing Date.

         3.1.3. Representations and Warranties. Each of the representations and warranties made by or on behalf of the Borrower and each other member of the Borrower Affiliated Group to the Administrative Agent and the Banks in this Agreement or the other Loan Documents (a) shall be true and correct when made,
(b) shall, for all purposes of this Agreement, be deemed to be repeated on and as of the Closing Date, and (c) shall be true and correct on and as of such date.

         3.1.4. Performance, Consents, No Defaults, Litigation, Etc. The Borrower and each other member of the Borrower Affiliated Group shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in any of the Loan Documents to which it is a party or by which it is bound which are required to be performed, complied with or observed on the Closing Date. All necessary consents and/or waivers in connection with the consummation of the transactions contemplated by the Loan Documents shall have been obtained by the Borrower and the other members of the Borrower Affiliated Group and copies thereof shall have been delivered to the Administrative Agent and the Banks. No event shall have occurred on or prior to the Closing Date and be continuing on such Closing Date, and no condition shall exist on such Closing Date, which constitutes a Default or an Event of Default. No litigation or other proceeding, and no tax matter, ERISA matter or Environmental Claim shall be continuing, or pending or threatened in writing, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

         3.1.5. Certified Copies of Charter Documents. The Administrative Agent shall have received from each of the Borrower and the other members of the Borrower Affiliated Group a copy, certified by a duly authorized officer of each of the Borrower and such other members of the Borrower Affiliated Group to be true and complete on the Closing Date, of (i) its charter or other formation documents, as in effect on such date of certification, certified as of a recent date by the Secretary of State of its jurisdiction of incorporation or formation, and (ii) where applicable, its by-laws or limited liability company agreement as in effect on such date.

         3.1.6. Proof of Entity Action. The Administrative Agent shall have received from each of the Borrower and each other member of the Borrower Affiliated Group a copy, certified by a duly authorized officer of each of the Borrower and such other member of the Borrower Affiliated Group to be true and complete on the Closing Date, of records of all corporate and other entity action taken by each of the Borrower and such member of the Borrower Affiliated Group to authorize, as applicable (i) its execution and delivery of the Loan Documents to which it is or is to become a party, (ii) its performance of all of its agreements and obligations under each of such documents, and (iii) any borrowings and other transactions contemplated by this Agreement.

         3.1.7. Incumbency Certificate. The Administrative Agent shall have received from each of the Borrower and each other member of the Borrower Affiliated Group an incumbency certificate, dated the Closing Date and signed by the appropriate duly authorized officers of each of the Borrower and such other member of the Borrower Affiliated Group, and giving the name and bearing a specimen signature of each individual who shall be authorized, as applicable:
(i) to sign, in the name and on behalf of each of the Borrower and such other member of the Borrower Affiliated Group, each of the Loan Documents to which it is or is to become a party; (ii) to make application for the Loans or conversion thereof; and (iii) to give notices or to take other action on its behalf under the Loan Documents.

         3.1.8. Proceedings and Documents. All corporate, company, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents and all instruments and documents incidental thereto, shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received all such counterpart originals or certified or other copies of all such instruments and documents as the Administrative Agent shall have reasonably requested.

         3.1.9. Good Standing, Etc. The Administrative Agent shall have received a long-form certificate of the Secretary of State of the respective jurisdictions of formation of each of the Borrower and each other member of the Borrower Affiliated Group as to each of the Borrower's and such other member of the Borrower Affiliated Group's legal existence and good standing in such state and listing all documents on file in the office of said Secretary of State. The Administrative Agent shall also have received copies of certificates of qualification to do business from any jurisdictions in which any of the Borrower or any other member of the Borrower Affiliated Group is required to be qualified, except in such jurisdictions where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

         3.1.10. Fees. The Borrower shall have complied with its obligations under Section 2.6 to pay the fees described in the Fee Letter, and the Borrower shall have paid all reasonable legal fees and expenses and collateral examination fees and other reasonable fees and expenses incurred by the Administrative Agent in connection with the consummation of the transactions contemplated by this Agreement.

         3.1.11. Legal Opinion. The Administrative Agent shall have received a written legal opinion, addressed to the Administrative Agent and the Banks, dated the Closing Date, from Robinson Silverman Pearce Aronsohn & Berman LLP, counsel to the Borrower Affiliated Group, in or substantially in the form of Exhibit E hereto.

         3.1.12. Financial Condition. The Administrative Agent and the Banks shall be satisfied that there has been no material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower Affiliated Group taken as a whole since the most recent financial statements referred to in Section 4.7.

         3.1.13. Security Documents; U.C.C. Search Reports; Insurance; Patents, Trademarks and Copyrights. The Security Documents and the appropriate financing statements (in the name of the Borrower and each other member of the Borrower Affiliated Group) and other documents in respect thereto and necessary to enable the Administrative Agent to perfect a legal, valid and enforceable first-priority security interest thereunder for the benefit of the Banks, shall have been duly executed by each of the Borrower and such other members of the Borrower Affiliated Group, and filed or recorded, as applicable, in all appropriate filing offices or other locations necessary for the perfection of such first-priority interests, and all other actions necessary for the perfection of such interests shall have been completed; provided, however, that, except for (a) filings and recordings to be made with the Secretaries of State of the respective states of formation of the Borrower and the other members of the Borrower Affiliated Group, and (b) fixture filings to be made with respect to the principal executive offices and distribution center of the Borrower located in Grapevine, Texas, no filings or recordings shall be made to perfect the security interest of the Administrative Agent and the Banks in fixtures of the Borrower and the other members of the Borrower Affiliated Group. The Administrative Agent shall have received reports concerning the results of searches of the Patent and Trademark Office and Uniform Commercial Code filing offices for the Borrower and each other member of the Borrower Affiliated Group in each jurisdiction where Collateral or other assets are located made no more than 30 days prior to the Closing Date. The Administrative Agent shall have received the original stock certificates, together with stock powers endorsed in blank, for all of the issued and outstanding capital stock of each member of the Borrower Affiliated Group except the Borrower. The Administrative Agent shall have received satisfactory evidence that liability insurance and casualty insurance, including any insurance as is required by the Security Documents to be in effect in respect of all real and personal property and fixtures, of each of the Borrower and each other member of the Borrower Affiliated Group is in effect and the interest of the Administrative Agent as loss payee and additional insured has been duly endorsed upon all instruments of insurance issued in respect of such property and in respect of liability. All such insurance shall provide for 30 days' advance written notice to the Administrative Agent of any cancellation thereof.

         3.1.14. Solvency. The Administrative Agent and the Banks shall have received reasonably satisfactory evidence that the Borrower and each other member of the Borrower Affiliated Group is solvent, and will be solvent after giving effect to the Loans to be made hereunder on the Closing Date.

         3.1.15. Payoff and Release Letter. The Administrative Agent shall have received a payoff and release letter and, if applicable, related UCC-3 financing statements or other discharges, in form and substance satisfactory to the Administrative Agent and the Banks from Barnes & Noble, and the Borrower shall either have repaid all outstanding Indebtedness to Barnes & Noble or such Indebtedness shall have been converted into equity in the Borrower, and neither the Borrower nor any other member of the Borrower Affiliated Group shall have any outstanding Indebtedness, other than as permitted by Section 6.1.

         3.1.16. Initial Public Offering. The Borrower shall have closed (or shall be closing concurrently with the initial Loan) an underwritten public offering pursuant to the Registration Statement covering the offer and sale of Common Stock for the account of the Borrower in which the aggregate gross proceeds to the Borrower are not less than $300,000,000.

         3.2. Conditions Precedent to all Loans and Letters of Credit. The obligation of each Bank to make each Loan and issue each Letter of Credit, including the initial Loans, or continue or convert Loans to Loans of the other type, is further subject to the following conditions:

                  (a) timely receipt by the Administrative Agent and the Banks of the Notice of Borrowing or Conversion as provided in Section 2.4(a);

                  (b) the representations and warranties contained in Section IV shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion and on the effective date of the making, continuation or conversion of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date), and no Default or Event of Default shall have occurred and be continuing, or would result from such Loan;

                  (c) the resolutions referred to in Section 3.1.6 shall remain in full force and effect; and

                  (d) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the Administrative Agent or any Bank, would make it illegal or against the policy of any governmental agency or authority for such Bank to make Loans hereunder.

         The making of each Loan shall be deemed to be a representation and warranty by the Borrower on the date of the making, continuation or conversion of such Loan as to the accuracy of the facts referred to in subsection (b) of this Section 3.2.


                                   SECTION IV

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Administrative Agent and the Banks to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, the Borrower, on behalf of itself and each other member of the Borrower Affiliated Group, represents and warrants to the Administrative Agent and each Bank that:

         4.1. Organization and Qualification. The Borrower and each other member of the Borrower Affiliated Group (a) is an entity duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or other formation as indicated on Exhibit D hereto, (b) has all requisite corporate, partnership, limited liability company or other power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is duly qualified and in good standing as a foreign corporation, foreign limited liability company, foreign limited partnership or other entity and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

         4.2. Entity Authority. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any other member of the Borrower Affiliated Group is a party and the transactions contemplated hereby and thereby are within the corporate, limited liability company, partnership or other power and authority of the Borrower or such member of the Borrower Affiliated Group and have been authorized by all necessary corporate or other entity proceedings, and do not and will not (a) require any consent or approval of any creditors, trustees for creditors, shareholders, members or partners of the Borrower or such member of the Borrower Affiliated Group (other than any such consent that has been obtained prior to the Closing Date and delivered to the Administrative Agent), (b) contravene any provision of the charter documents, by-laws or other organizational documents of the Borrower or such member of the Borrower Affiliated Group or any law, rule or regulation applicable to the Borrower or such member of the Borrower Affiliated Group, (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Borrower or such member of the Borrower Affiliated Group other than those that could not reasonably be expected to have a Material Adverse Effect, or (d) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Borrower or such member of the Borrower Affiliated Group.

         4.3. Valid Obligations. Each of the Loan Documents to which the Borrower or any other member of the Borrower Affiliated Group is a party and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower or such member of the Borrower Affiliated Group enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and general principles of equity.

         4.4. Consents or Approvals. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any other member of the Borrower

Affiliated Group is a party and the transactions contemplated herein and therein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party, except filings under the Uniform Commercial Code and with the Patent and Trademark Office in connection with the Collateral.

         4.5. Title to Properties; Absence of Encumbrances. Each of the Borrower and each other member of the Borrower Affiliated Group has good title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the most recent of the Initial Financial Statements (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances, and, except as so disclosed, free from all defects of title that might have a Material Adverse Effect. All such properties and assets and all properties which are leaseholds are free and clear of all title defects or objections, liens, claims, charges, security interests and other Encumbrances of any nature whatsoever except Permitted Encumbrances, and are not, in the case of real property, subject to any rights of way, building, use or other restrictions, easements, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets,
(i) provisions of existing building and zoning laws, provided that such provisions would not materially interfere with the Borrower's or any other member of the Borrower Affiliated Group's use of such properties, (ii) liens for current taxes not yet due, (iii) as otherwise disclosed on Exhibit D hereto, and
(iv) other Permitted Encumbrances. The rights, properties and other assets presently owned, leased or licensed by each of the Borrower and each other member of the Borrower Affiliated Group and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit the Borrower and such member of the Borrower Affiliated Group to conduct its businesses in all material respects in the same manner as its businesses have been conducted prior to the date hereof. At the time the Borrower or any other member of the Borrower Affiliated Group pledges, sells, assigns or transfers to the Administrative Agent any instrument, document of title, security, chattel paper or other property (including Inventory, contract rights and Accounts) or any proceeds or products thereof, or any interest therein, the Borrower or such member of the Borrower Affiliated Group shall be the lawful owner thereof and shall have good right to pledge, sell, assign or transfer the same; none of such properties shall have been pledged, sold, assigned or transferred to any Person other than the Administrative Agent or in any way encumbered; and the Borrower or such member of the Borrower Affiliated Group shall defend the same against the claims and demands of all Persons.

         4.6. Material Contracts. Neither the Borrower nor any other member of the Borrower Affiliated Group is a party to any contract, agreement or license which is material to the operations or business of the Borrower or any other member of the Borrower Affiliated Group.

         4.7. Financial Statements. The Borrower has furnished to the Administrative Agent and the Banks (a) the Consolidated balance sheet of the Borrower as of February 3,

2001 and the related Consolidated statements of income, changes in stockholders' equity and cash flow of the Borrower for the fiscal year ended February 3, 2001, and related footnotes, audited and certified by BDO Seidman without qualification and prepared in accordance with GAAP, and (b) the unaudited Consolidated balance sheet of the Borrower as of November 3, 2001 and the related unaudited Consolidated statements of income, changes in stockholders' equity and cash flow of the Borrower for the three fiscal quarters then ended and certified by the chief financial officer of the Borrower (clauses (a) and (b), collectively, the "Initial Financial Statements"). All the Initial Financial Statements were prepared in accordance with GAAP (except that the unaudited financial statements are without footnotes) and present fairly the Consolidated financial position of the Borrower as of such dates and the Consolidated results of the operations of the Borrower for such periods, subject, in the case of the unaudited financial statements, to normal, recurring year-end adjustments that shall not in the aggregate be materially adverse. There are no liabilities, contingent or otherwise, not disclosed in any of the Initial Financial Statements that involve a material amount, except, with respect to the unaudited financial statements, for normal, recurring year-end adjustments that shall not in the aggregate be materially adverse.

         4.8. Changes. Since the respective dates of the Initial Financial Statements, no Material Adverse Effect has occurred.

         4.9. Defaults. As of the date of this Agreement, no Default or Event of Default exists.

         4.10. Taxes. Each of the Borrower and each other member of the Borrower Affiliated Group has filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other governmental charges due from the Borrower or such other member of the Borrower Affiliated Group have been fully paid (other than any amount the validity of which is currently being contested in good faith and with respect to which adequate reserves have been established therefor). Neither the Borrower nor any other member of the Borrower Affiliated Group has executed any waiver of limitations in respect of tax liabilities. Each member of the Borrower Affiliated Group has established on its books reserves adequate for the payment of all federal, state and other tax liabilities.

         4.11. Litigation. Except as set forth on Exhibit D hereto, there is no litigation, arbitration, claim, proceeding or investigation pending or, to the Borrower's knowledge, threatened against the Borrower or any other member of the Borrower Affiliated Group that, individually or in the aggregate, if adversely determined could reasonably be expected to have a Material Adverse Effect.

         4.12. Subsidiaries. As of the date of this Agreement, no member of the Borrower Affiliated Group has any Subsidiaries except as set forth on Exhibit D hereto with respect to each such member of the Borrower Affiliated Group.

         4.13. Investment Company Act. Neither the Borrower nor any other member of the Borrower Affiliated Group is subject to regulation under the Investment Company Act of l940, as amended.

         4.14. Compliance with ERISA. Each of the Borrower, each other member of the Borrower Affiliated Group, and each member of the Controlled Group, have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and no Prohibited Transaction or Reportable Event has occurred with respect to any Plan.

         4.15. Environmental Matters. Except as specifically disclosed in Exhibit C hereto, there are (a) no violations by any member of the Borrower Affiliated Group of any Environmental Law, and (b) no Environmental Claims, in either case, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.16. Disclosure. No representations and warranties made by each member of the Borrower Affiliated Group in this Agreement, any other Loan Document or in any other agreement, instrument, document, certificate, statement or letter furnished to the Administrative Agent, the Arranger, or the Banks by or on behalf of any member of the Borrower Affiliated Group, and no other factual information heretofore or contemporaneously furnished by or on behalf of any member of the Borrower Affiliated Group to the Administrative Agent, the Arranger or the Banks, in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances in which they are made. Except as disclosed herein or therein, there is no fact currently known to the Borrower which could reasonably be expected to cause a Material Adverse Effect.

         4.17. Solvency. Both before and after giving effect to all Indebtedness incurred by the Borrower on the Closing Date, neither the Borrower nor any other member of the Borrower Affiliated Group (i) is Insolvent, or will be rendered Insolvent by the Indebtedness incurred in connection therewith, (ii) will be left with unreasonably small capital with which to engage in its business, even allowing for a reasonable margin of error in the projections of the future performance of the Borrower and such other members of the Borrower Affiliated Group, (iii) will have incurred Indebtedness beyond its ability to pay such Indebtedness as it matures, or (iv) will fail to have assets (both tangible and intangible) having a present fair salable value in excess of the amount required to pay the probable liability on its then existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent).

         4.18. Compliance with Statutes, etc. Each of the Borrower and each other member of the Borrower Affiliated Group is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such non-compliances as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

         4.19. Capitalization. On and as of the Closing Date, the authorized capital stock or other equity, and the number of issued and outstanding shares of capital stock or other equity, of the Borrower and each other member of the Borrower Affiliated Group is as described in the Registration Statement. All such outstanding shares of capital stock or other equity of the Borrower and each other member of the Borrower Affiliated Group have been duly and validly issued, in compliance with all legal requirements relating to the authorization and issuance of shares of capital stock or other equity, and are fully paid and non-assessable.

         4.20. Labor Relations. Neither the Borrower nor any other member of the Borrower Affiliated Group is engaged in any unfair labor practice in violation of any applicable law or order of any court or governmental authority. Except as disclosed on Exhibit D, there is (i) no unfair labor practice complaint pending or, to the Borrower's knowledge, threatened against the Borrower or any other member of the Borrower Affiliated Group before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any other member of the Borrower Affiliated Group or, to the knowledge of the Borrower Affiliated Group, threatened against it, and (ii) no labor dispute, slowdown or stoppage pending against the Borrower or any other member of the Borrower Affiliated Group or, to the knowledge of the Borrower Affiliated Group, threatened against the Borrower or any other member of the Borrower Affiliated Group that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, no union representation question exists with respect to the employees of the Borrower or any other member of the Borrower Affiliated Group and no union organizing activities are taking place.

         4.21. Certain Transactions. Except as set forth on Exhibit D, none of the officers, partners, directors, or employees of any member of the Borrower Affiliated Group is presently a party to any transaction with any other member of the Borrower Affiliated Group (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, director or such employee or, to the knowledge of the Borrower Affiliated Group, any corporation, partnership, trust or other entity in which any officer, partner, director, or any such employee or natural person related to such officer, partner, director or employee or other Person in which such officer, partner, director or employee has a direct or indirect beneficial interest, has a substantial direct or indirect beneficial interest or is an officer, director, trustee or partner.

         4.22. Restrictions on the Borrower Affiliated Group. No member of the Borrower Affiliated Group is a party to or bound by any contract, agreement or instrument, or subject to any charter or other corporate restriction, that has or could reasonably be expected to have a Material Adverse Effect.

         4.23. Leases. The descriptions contained in the Registration Statement regarding the Borrower's leases, occupancy agreements and all amendments thereto and all other documents affecting rights and obligations thereunder, including without limitation, assignments and subleases pursuant to which the Borrower or any other member of the Borrower Affiliated Group leases real property, and license agreements pursuant to which a third party would have the right to enter upon the leased premises (herein individually referred to as a "Lease" and collectively referred to as the "Leases"), are true and correct in all material respects. Neither the tenant (or lessee) nor, to the knowledge of the Borrower, the landlord (or lessor), under any Lease is in default under the applicable Lease or has given or received any notice of cancellation or termination of such Lease or condemnation of the leased premises that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.24. Franchises, Patents, Copyrights, Etc. Except as otherwise set forth on Exhibit D hereto, each of the Borrower and each other member of the Borrower Affiliated Group possesses all franchises, patents, copyrights, trademarks, tradenames, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business as substantially now conducted without known conflict with any rights of others and, in each case, free of any Encumbrance that is not a Permitted Encumbrance.

         4.25. Collateral. All of the Obligations of the Borrower Affiliated Group to the Administrative Agent and the Banks under or in respect of the Loan Documents will, at all times from and after the execution and delivery of each of the Security Documents, be entitled to the benefits of and be secured by each of such Security Documents to the extent provided therein. No Collateral is or will at any time be located at any public warehouse or any location other than real estate owned by a member of the Borrower Affiliated Group or subject to a Lease.

                                    SECTION V

                              AFFIRMATIVE COVENANTS

         So long as any Bank has any commitment to make Loans or issue Letters of Credit hereunder or any Loan or other Obligation hereunder remains outstanding, the Borrower covenants as follows on behalf of itself and each other member of the Borrower Affiliated Group:

         5.1. Financial Statements and other Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Bank:

                  (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower Affiliated Group, a Consolidated balance sheet as of the end of, and a related Consolidated statement of income, changes in stockholders' equity and cash flow for, such year, prepared in accordance with GAAP and audited and certified without qualification by BDO Seidman, or a "Big Five" accounting firm, or another accounting firm reasonably acceptable to the Administrative Agent; and, concurrently with such financial statements, a copy of said certified public accountants' management letter and a written statement by such accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or Event of Default or, if in the opinion of such accountants any such Default or Event of Default exists, they shall disclose in such written statement the nature and status thereof;

                  (b) as soon as available, but in any event within 45 days after the end of each fiscal quarter of the Borrower Affiliated Group, a Consolidated balance sheet as of the end of, and a related Consolidated statement of income, changes in stockholders' equity and cash flow for, the portion of the fiscal year then ended and for the fiscal quarter then ended, prepared in accordance with GAAP (without footnotes) and certified by the chief financial officer of the Borrower, but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be materially adverse;

                  (c) no more than 30 days after the first day of each fiscal year of the Borrower Affiliated Group (starting with the fiscal year beginning February 1, 2003), Consolidated projections of the Borrower Affiliated Group for such succeeding fiscal year in form acceptable to the Administrative Agent and the Banks (it being recognized by the Administrative Agent and the Banks that projections as to future results are not to be viewed as facts and that the actual results for the period or periods covered by the projections may differ from the projected results);

                  (d) concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 5.l, a report in substantially the form of Exhibit F hereto signed on behalf of the Borrower Affiliated Group by the chief financial officer of the Borrower, and including, without limitation, computations in reasonable detail evidencing compliance with the covenants contained in Sections 6.5 through 6.8 hereof, inclusive, and a representation by such officer that no Default or Event of Default has occurred or is continuing;

                  (e) within five Business Days after the end of each fiscal month, a Borrowing Base Report in substantially the form of Exhibit G hereto signed on behalf of the Borrower Affiliated Group by the chief financial officer of the Borrower;

                  (f) promptly upon the filing thereof, copies of all registration statements, proxy statements and annual, quarterly, monthly or other reports which the Borrower or any other member of the Borrower Affiliated Group files with the Securities and Exchange Commission (including without limitation, copies of all reports on Form 8-K that the Borrower files with the Securities and Exchange Commission);

                  (g) if and when the Borrower or any other member of the Borrower Affiliated Group gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC or, if such notice is not given to the PBGC, a description of the content of the notice that would be required to be given;

                  (h) immediately upon becoming aware of the existence of any condition or event (i) that constitutes a Default or Event of Default, or (ii) affecting the Borrower or any other member of the Borrower Affiliated Group which could reasonably be expected to have a Material Adverse Effect, written notice thereof specifying the nature thereof and the action being or proposed to be taken with respect thereto; and immediately upon receipt thereof, copies of any notice (whether formal or informal) of any cancellation, termination or material change in any insurance maintained by any member of the Borrower Affiliated Group;

                  (i) promptly upon becoming aware of any litigation or of any investigative proceedings by any Person, including, without limitation, any governmental agency or authority commenced or threatened against the Borrower or any other member of the Borrower Affiliated Group of which it has notice, or of a material change in any such existing litigation or proceedings, the outcome of which would or might have a Material Adverse Effect, written notice thereof and the action being or proposed to be taken with respect thereto;

                  (k) promptly upon becoming aware of any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrower or any other member of the Borrower Affiliated Group regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material, in either case, the outcome of which could have a Material Adverse Effect, written notice thereof, copies of all correspondence, reports and other materials furnished to or prepared by any member of the Borrower Affiliated Group (or its representatives) in connection therewith and the action being or proposed to be taken with respect thereto;

                  (l) at least 30 days' prior written notice of any change in its name or corporate form or any change in the name or names under which the Borrower's or any other member of the Borrower Affiliated Group's business is transacted; and

                  (m) from time to time, with reasonable promptness, such other financial data and other information or documents (financial or non-financial) about the Borrower and each other member of the Borrower Affiliated Group (including accountants' management letters) as the Administrative Agent or any Bank (through the Administrative Agent) may reasonably request.

      5.2. Conduct of Business. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to:

            (a) duly observe and comply in all material respects with all applicable laws and requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business;

            (b)   maintain its corporate existence, except as permitted under
Section 6.4(b);

            (c) remain engaged in substantially the same lines of business as those in which it is now engaged, except that the Borrower or any other member of the Borrower Affiliated Group may withdraw from any business activity which its Board of Directors reasonably deems unprofitable or unsound, provided that promptly after such withdrawal, the Borrower shall provide the Administrative Agent with written notice thereof; and

            (d) at least five Business Days prior to forming any Domestic Subsidiary, deliver to the Administrative Agent the Borrower's agreement, and immediately upon formation, such Subsidiary's agreement, in each case reasonably satisfactory to counsel for the Administrative Agent, that the Subsidiary shall be a member of the Borrower Affiliated Group, and shall be bound by the terms of this Agreement, the other Security Documents and the related documents, opinions and instruments as a guarantor or otherwise as the Administrative Agent may determine in its sole discretion. Without limiting the foregoing, each such Domestic Subsidiary shall deliver to the Administrative Agent a Subsidiary Guaranty in the form of Exhibit I, and the Borrower or other stockholders of such Domestic Subsidiary shall deliver to the Administrative Agent a Pledge Agreement in the form of Exhibit J.

      5.3. Maintenance of Properties and Insurance. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, maintain its properties in good repair, working order and condition (normal wear and tear excepted) as required for the normal conduct of its business and from time to time the Borrower will make or cause to be made, and cause each other member of the Borrower Affiliated Group to make or cause to be made, all necessary and proper repairs, renewals, replacements, additions and improvements thereto so that the Borrower and such other members of the Borrower Affiliated Group may conduct their business substantially as conducted on the Closing Date and shall maintain or cause to be maintained all material Leases as may be required for the conduct of the Borrower's and each other member of the Borrower Affiliated Group's business. The Borrower shall and shall cause each other member of the Borrower Affiliated Group to at all times maintain liability and casualty insurance with financially sound and reputable insurers in such amounts as the officers of the Borrower and such other member of the Borrower Affiliated Group in the exercise of their reasonable judgment deem to be adequate. The Administrative Agent shall be named as loss payee and additional insured and shall be given 30 days' prior written notice of any cancellation or modification of such insurance. If the Borrower or any other member of the Borrower Affiliated Group fails to provide such insurance, the Administrative Agent, in its sole discretion, may provide such insurance and charge the cost thereof to the Loan Account or to the Borrower's or any such other member of the Borrower Affiliated Group's deposit account with the Administrative Agent. Any payment not recovered from the Borrower or any other member of the Borrower Affiliated Group shall bear interest at the Base Rate plus the Applicable Base Rate Margin then in effect applicable to Revolving Credit Loans. The Administrative Agent shall not, by the fact of approving, disapproving, accepting, obtaining or failing to obtain any such insurance, incur liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of lawsuits, and the Borrower and each other member of the Borrower Affiliated Group hereby expressly assumes full responsibility therefor and liability, if any, thereunder. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, furnish to the Administrative Agent certificates or other evidence satisfactory to the Administrative Agent of compliance with the foregoing insurance provisions. The provisions of this Section 5.3 shall be deemed to be supplemental to, but not duplicative of, the provisions of any of the Security Documents that require the maintenance of insurance.

      5.4. Taxes. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, pay or cause to be paid all taxes, assessments or governmental charges on or against it or its properties on or prior to the time when they become due; provided that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no lien shall have been filed to secure such tax, assessment or charge.

      5.5. Inspection by the Administrative Agent. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, permit the Banks, through the Administrative Agent or the Administrative Agent's designee, at any time and from time to time in the Administrative Agent's reasonable discretion during regular business hours upon reasonable advance notice, to (i) visit and inspect the properties (including the Real Properties) of the Borrower and such other members of the Borrower Affiliated Group, and (ii) discuss the affairs, finances and accounts of the Borrower and such other members of the Borrower Affiliated Group with its appropriate officers, employees and accountants. In handling such information the Administrative Agent and the Banks shall exercise the same degree of care that each exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received, except that disclosure of such information may be made (w) to the subsidiaries or affiliates of the Arranger, the Administrative Agent and each Bank in connection with their present or prospective business relations with the Borrower Affiliated Group, (x) to prospective transferees or purchasers of an interest in the Loans, (y) as required by law, regulation, rule or order, subpoena, judicial order or similar order and (z) as may be required in connection with the examination, audit or similar investigation of the Arranger, the Administrative Agent or any Bank, and provided, however, that in the case of any disclosure made under clauses (w) or
(x), the Person to whom such disclosure is made shall agree to be subject to the same degree of care and confidentiality required of the Administrative Agent, the Banks and their representatives hereunder.

      5.6. Maintenance of Books and Records. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law.

      5.7. Use of Proceeds. The proceeds of the Revolving Credit Loans will be used by the Borrower to finance ongoing working capital needs of the Borrower Affiliated Group and for general corporate purposes for the Borrower Affiliated Group. No portion of any Loans shall be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System.

      5.8. Pension Plans. With respect to any Plan, the benefits under which are guaranteed, in whole or in part, by the PBGC or any governmental authority succeeding to any or all of the functions of the PBGC, the Borrower will, and will cause each other member of the Borrower Affiliated Group to, (i) fund each Plan as required by the provisions of Section 412 of the Code; (ii) cause each Plan to pay all benefits when due; and (iii) furnish the Administrative Agent
(a) promptly with a copy of any notice of each Plan's termination sent to the PBGC and (b) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Code.

      5.9. Fiscal Year. Each of the Borrower and each other member of the Borrower Affiliated Group shall have a fiscal year ending on the Saturday closest to January 31 of each year and shall notify the Administrative Agent of any change in such fiscal year (whereupon, notwithstanding the provisions of Section 9.8, the Administrative Agent and the Banks shall have the right to modify the timing of the financial covenants hereunder accordingly in order to correspond to any such change in fiscal year).

      5.10. Further Assurances. At any time and from time to time the Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Administrative Agent or any Bank (through the Administrative Agent) to effect the purposes of the Loan Documents and the Security Documents.

                                   SECTION VI

                               NEGATIVE COVENANTS

      So long as any Bank has any commitment to make Loans and issue Letters of Credit hereunder or any Loan or other Obligation hereunder remains outstanding, the Borrower covenants as follows on behalf of itself and each other member of the Borrower Affiliated Group:

      6.1. Indebtedness. The Borrower shall not, and shall not permit any other member of the Borrower Affiliated Group to, create, incur, assume, guaranty or be or remain liable with respect to any Indebtedness other than the following:

            (a) Indebtedness of the Borrower to the Administrative Agent or the Banks under any Loan Document and Guaranties of other members of the Borrower Affiliated Group in favor of the Administrative Agent or the Banks under any Loan Document;

            (b) Indebtedness in respect of current liabilities, other than for borrowed money, of the Borrower Affiliated Group incurred in the ordinary course of business;

            (c) Indebtedness in respect of Capitalized Leases and purchase money security interests of the Borrower Affiliated Group representing obligations permitted to be incurred by the terms of this Agreement and incurred in the ordinary course of business and consistent with past practices; provided, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $5,000,000 at any one time outstanding;

            (d) Indebtedness existing on the date of this Agreement and disclosed on Exhibit C hereto and any refinancings, refundings, renewals or extensions thereof (provided the principal amount of any such Indebtedness is not thereby increased);

            (e)   Indebtedness secured by Encumbrances permitted by Section
6.3(b);

            (f) Indebtedness of Domestic Subsidiaries to the Borrower or to other Domestic Subsidiaries of the Borrower; and

            (g) Other Indebtedness (including Guaranties of Indebtedness of Foreign Subsidiaries) not secured by any Encumbrances and in an aggregate principal amount not exceeding $10,000,000.

      6.2. Sale and Leaseback. The Borrower shall not, nor shall it permit any other member of the Borrower Affiliated Group to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that the Borrower or such other member of the Borrower Affiliated Group intends to use for substantially the same purpose as the property being sold or transferred.

      6.3. Encumbrances. The Borrower shall not, and shall not permit any other member of the Borrower Affiliated Group to, create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("Encumbrances"), or assign or otherwise convey any right to receive income, including the sale or discount of Accounts Receivable with or without recourse, except the following ("Permitted Encumbrances"):

            (a) Encumbrances in favor of the Administrative Agent or the Banks under any Security Document;

            (b) Encumbrances existing on the date of this Agreement and disclosed in Exhibit C hereto;

            (c) Liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

            (d) Possessory liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Qualified Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

            (e) Landlords' and lessors' liens in respect of rent not in default, or liens in respect of pledges or deposits under worker's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', laborers', carriers', warehousemans', materialmen's and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

            (f) Judgment liens that shall not have been in existence for a period longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay;

            (g) Easements, rights of way, zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, do not interfere in a material way with the ordinary conduct of its business;

            (h) Security interests and liens securing charges or obligations of the Borrower Affiliated Group in amounts not to exceed $5,000,000 in the aggregate outstanding at any time in addition to those Encumbrances permitted under subsection (a) through (f) of this Section, provided, however, that with respect to purchase money liens securing the purchase price of capital assets (including rights of lessors under Capitalized Leases), (A) each such Encumbrance is given solely to secure the purchase price of, or the lease obligations relating to, such asset, does not extend to any other property, and is given at the time or within 30 days of the acquisition of such asset, and (B) the Indebtedness secured thereby does not exceed the lesser of the cost of such asset or its fair market value at the time such security interest attaches;

            (i) Security interests in favor of the issuer of any documentary letters of credit for the account of the Borrower covering only the following:
(i) any documentation presented in connection with a drawing under such letter of credit, (ii) all goods which are described in such documents or any such letter of credit, and (iii) the proceeds thereof;

            (j) Any extension, renewal or replacement of the foregoing; provided that the Encumbrances permitted by this paragraph (j) shall not extend to or cover any additional Indebtedness or property (other than a substitution of like property); and

            (k) Encumbrances upon real property or other fixed assets acquired after the date hereof (by purchase, construction or otherwise) by the Borrower or any other member of the Borrower Affiliated Group, each of which Encumbrance was created solely for the purpose of securing Indebtedness permitted under
Section 6.1 and representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property or asset; provided that (i) no such Encumbrance shall extend to cover any property or asset of the Borrower or such member of the Borrower Affiliated Group other than the property or asset so acquired and improvements thereon, (ii) the principal amount of Indebtedness secured by any such Encumbrance shall not exceed 100% of the lesser of the cost of such asset or its fair market value (as determined in good faith by a senior financial officer of the Borrower) of such property or asset at the time it was acquired (by purchase, construction or otherwise), and (iii) the security interest is given at the time or within 60 days of the construction or acquisition of such property or asset.

      In addition, the Borrower shall not, nor shall the Borrower permit any other member of the Borrower Affiliated Group or any of its other Subsidiaries to, enter into or permit to exist any arrangement or agreement which directly or indirectly prohibits the Borrower or any such other member of the Borrower Affiliated Group or Subsidiary from creating or incurring any Encumbrance in favor of the Administrative Agent for the benefit of the Banks and the Administrative Agent under the Loan Documents.

      6.4. Merger; Consolidation; Sale or Lease of Assets; Acquisitions. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to,

            (a) sell, lease or otherwise dispose of assets or properties (valued at the lower of cost or fair market value), other than (i) sales of inventory in the ordinary course of business, and (ii) sales of assets not in the ordinary course of business including, without limitation, sales or dispositions of obsolete or worn out property, tools or equipment no longer used or useful in its business in an aggregate amount not to exceed $2,000,000 in any fiscal year of the Borrower Affiliated Group, and (iii) sales of any Qualified Investments; or

            (b) liquidate, merge or consolidate into or with any other Person or enter into or undertake any plan or agreement of liquidation, merger or consolidation with any other Person, provided that (i) the Borrower may merge with another company in connection with a Permitted Acquisition if the Borrower is the surviving company, (ii) any wholly-owned Subsidiary of the Borrower may merge or consolidate into or with the Borrower or any other wholly-owned Subsidiary of the Borrower if no Default or Event of Default has occurred and is continuing or would result from such merger and if the Borrower or such Subsidiary is the surviving company, and (iii) a Subsidiary of the Borrower may merge into another entity in connection with a Permitted Acquisition if, upon consummation of such merger, the surviving entity shall be a direct or indirect wholly-owned Subsidiary of the Borrower and, if the surviving entity is a Domestic Subsidiary, a party to the Subsidiary Security Documents; or

            (c) make any acquisition of all or substantially all of the capital stock (or other equity interests) or all or substantially all of the assets of another Person, or of a division or business unit of a Person, whether or not involving a merger or consolidation with such Person (an "Acquisition"), except in connection with a Permitted Acquisition.

      6.5. Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio of the Borrower Affiliated Group, determined as at the last day of any fiscal quarter for the twelve-month period then ended, to be less than (a) for the period through and including the second fiscal quarter of 2003, the ratio of 1.5 to 1.0, and (b) thereafter, the ratio of 1.75 to 1.0.

      6.6. Maximum Cash Flow Leverage Ratio. The Borrower shall not permit the Cash Flow Leverage Ratio of the Borrower Affiliated Group, determined as at the last day of each fiscal quarter, to be greater than the ratio of 1.0 to 1.0 for the twelve-month period then ended.

      6.7. Minimum Tangible Net Worth. The Borrower shall not permit the Consolidated Tangible Net Worth of the Borrower Affiliated Group, determined as at the last day of any fiscal quarter, to be less than the sum of (i) $110,000,000 plus (ii) 50% of Consolidated Cumulative Net Income plus (iii) 100% of Consolidated Cumulative Net Equity Raises.

      6.8. Maximum Capital Expenditures. The Borrower Affiliated Group shall not make Capital Expenditures in an aggregate amount in any fiscal year exceeding the sum of $40,000,000; provided, however, that up to $5,000,000 of Capital Expenditures permitted to be expended in any one fiscal year that are not expended in such fiscal year may be carried over for expenditure in the following fiscal year.

      6.9. Restricted Payments. The Borrower shall not, and shall not permit any other member of the Borrower Affiliated Group to, pay, make or declare any Restricted Payment. Notwithstanding the foregoing, (a) the Borrower's Subsidiaries may from time to time make distributions to the Borrower, and (b) the Borrower may effect redemptions and repurchases of its stock and pay dividends to its stockholders, provided that, with respect to this clause (b),
(i) no Default or Event of Default has occurred or is continuing, both before and after giving effect to any such distributions, dividends, redemptions and repurchases, and (ii) the cumulative aggregate amount of redemptions and repurchases made from and after the Closing Date shall not at any time exceed 10% of the Borrower's Consolidated Cumulative Net Income, determined as of the date of the Borrower's most recently completed fiscal quarter. Neither the Borrower nor any other member of the Borrower Affiliated Group will enter into any agreement, contract or arrangement (other than the Loan Documents) restricting the ability of any Subsidiary of the Borrower or any other member of the Borrower Affiliated Group (other than the Borrower) to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of any nature or to make transfers or distributions of all or any part of its assets to the Borrower or any other member of the Borrower Affiliated Group.

      6.10. Investments. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, make or maintain any Investments other than Qualified Investments.

      6.11. ERISA. Neither the Borrower nor any member of the Controlled Group shall permit any Plan maintained by it to (i) engage in any Prohibited Transaction, (ii) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, or (iii) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of the Borrower or any other member of the Borrower Affiliated Group pursuant to Section 4068 of ERISA.

      6.12. Transactions with Affiliates. Other than those set forth in the Registration Statement, the Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, enter into or participate in any agreements or transactions of any kind with any Affiliate, except (i) agreements or transactions contemplated, required or allowed by any Loan Document as in effect on the date of this Agreement, provided that such agreements or transactions are not otherwise prohibited by this Agreement or any of the Loan Documents; (ii) agreements or transactions (in each case) in the ordinary course of business and on an arms-length basis which (A) include only terms which are fair and equitable to the Borrower or such other member of the Borrower Affiliated Group, (B) do not violate or otherwise conflict with any of the terms of any of the Loan Documents, and

(C) involve terms no less favorable to the Borrower or such other member of the Borrower Affiliated Group than would be the terms of a similar agreement or transaction with any Person other than an Affiliate; and (iii) the loans permitted by Section 6.13.

      6.13. Loans. The Borrower shall not, and shall not permit any other member of the Borrower Affiliated Group to, make to any Person any loan, advance or other transfer with the anticipation of repayment, except for loans and advances to employees of the Borrower or such other member of the Borrower Affiliated Group, made in the ordinary course of business and consistent with past practices, not exceeding $500,000 in the aggregate at any time outstanding; provided, that no such advances to any single employee shall exceed $250,000 in the aggregate.

      6.14. Borrowing Base and Total Commitment. The Borrower shall not cause or permit the aggregate principal amount of all Revolving Credit Loans outstanding at any time, plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of any unreimbursed draws under outstanding Letters of Credit, to exceed the lesser of (i) the Borrowing Base in effect at such time and (ii) the Total Commitment in effect at such time.

      6.15. No Amendments to Certain Documents; No New Agreements Requiring Breach of Loan Documents. The Borrower shall not, and shall not permit any other member of the Borrower Affiliated Group to, at any time cause or permit any of the charter or other incorporation or organizational documents of the Borrower or such other member of the Borrower Affiliated Group to be modified, amended or supplemented in any material respect whatever adverse to the Banks or the Administrative Agent, without (in each case) the express prior written agreement, consent or approval of the Administrative Agent. Neither the Borrower nor any other member of the Borrower Affiliated Group will enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower or such other member of the Borrower Affiliated Group of its obligations hereunder or under any of the other Loan Documents.


                                   SECTION VII

                                    DEFAULTS

      7.1. Events of Default. There shall be an Event of Default hereunder if any of the following events occurs:

            (a) the Borrower shall fail to pay (i) any amount of principal of any Loans when due or (ii) any amount of interest thereon or any fees or expenses payable hereunder or under any Loan Document within three Business Days after the due date therefor; or

            (b) the Borrower or any other member of the Borrower Affiliated Group shall fail to perform, comply with or observe or shall otherwise breach any one or more of the terms, obligations, covenants or agreements contained in
Section 5.1(a), (b), (c), (d), (e), (h), (i) or (l), or Sections 5.2(b), 5.2(d),
5.3 (with respect to maintenance of insurance), 5.5 or 5.7 or Section 6; or

            (c) the Borrower or any other member of the Borrower Affiliated Group shall fail to perform, comply with or observe or shall otherwise breach any one or more of the terms, covenants, obligations or agreements (other than in respect of subsections 7.1(a) and (b)) contained in this Agreement or in any other Loan Document and such failure shall continue unremedied for a period of 30 days; or

            (d) any representation or warranty of the Borrower or any other member of the Borrower Affiliated Group made in any Loan Document or any other documents or agreements executed in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

            (e) the Borrower or any other member of the Borrower Affiliated Group shall fail to pay at maturity, or within any applicable period of grace (not to exceed 30 days), any obligations in excess of $5,000,000 in the aggregate for borrowed monies or advances, or for the lease or other use of real or personal property, or fail to observe or perform any term, covenant or agreement evidencing or securing such obligations for borrowed monies or advances, or relating to such lease or use of real or personal property, the result of which failure is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity upon delivery of required notice, if any, or to permit any party to any agreement evidencing such obligations to terminate or cancel such agreement; or

            (f) the Borrower or any other member of the Borrower Affiliated Group shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case as debtor under the Federal Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding as debtor under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it as debtor in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect) or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, (viii) be Insolvent, or (ix) pass any board resolution or take any corporate action for the purpose of effecting any of the foregoing; or

            (g) a proceeding or case shall be commenced, without the application or consent of the Borrower or other applicable member of the Borrower Affiliated Group in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect), against the Borrower or any other member of the Borrower Affiliated Group as debtor; or action under the laws of the jurisdiction of incorporation or organization of the Borrower or any other member of the Borrower Affiliated Group similar to any of the foregoing shall be taken with respect to the Borrower or any such member of the Borrower Affiliated Group and shall continue unstayed and in effect for any period of 60 days; or

            (h) judgments or orders for the payment of money shall be entered against the Borrower or any other member of the Borrower Affiliated Group by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any other member of the Borrower Affiliated Group, that in the aggregate exceed $5,000,000 in value (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) and such judgments, orders, warrants or process shall continue undischarged or unstayed for 45 days; or

            (i) the Borrower, any other member of the Borrower Affiliated Group or any member of the Controlled Group shall fail to pay when due an aggregate amount in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans in a distress termination under Section 4062 of ERISA shall be filed by the Borrower, any other member of the Borrower Affiliated Group or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute or have grounds to institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower or any other member of the Borrower Affiliated Group and such proceedings shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

            (j) a Change of Control shall have occurred without the express prior written consent of the Required Banks; or

            (k) the Borrower or any other member of the Borrower Affiliated Group shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than 45 days, or the Borrower or any other member of the Borrower Affiliated Group shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought or threatened against the Borrower or any other member of the Borrower Affiliated Group, a punishment for which in any such case could include forfeiture of any assets of the Borrower Affiliated Group having a fair market value in excess of $5,000,000; or

            (l) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether insured or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than 30 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any other member of the Borrower Affiliated Group if such event or circumstance is not covered by business interruption insurance and in any such case described above, such event or condition, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

            (m) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

            (n) any covenant, agreement or obligation of the Borrower or any other member of the Borrower Affiliated Group contained in or evidenced by any Loan Document to which the Borrower or such member of the Borrower Affiliated Group is a party shall, prior to the date on which such document shall terminate with the express prior written agreement, consent or approval of the Administrative Agent and the Banks, cease in any material respect to be legal, valid, binding or enforceable in accordance with the terms thereof; or

            (o) any Loan Document shall be canceled, terminated, revoked or rescinded (or any notice of such cancellation, termination, revocation or rescission given) otherwise than with the express prior written agreement, consent or approval of the Administrative Agent and the Banks; or any action at law, suit in equity or other legal proceeding to cancel, revoke, or rescind any Loan Document shall be commenced by or on behalf of the Borrower or any other member of the Borrower Affiliated Group, or by any court or any other governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents or any one or more of the obligations of the Borrower or any other member of the Borrower Affiliated Group under any one or more of the Loan Documents are illegal, invalid or unenforceable in accordance with the terms thereof.

      7.2. Remedies. (1) Upon the occurrence of an Event of Default described in subsections 7.1(f) and (g), immediately and automatically, and (2) upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Required Banks and upon the Administrative Agent's declaration:

            (a) each Bank's commitment to make any further Loans or issue additional Letters of Credit hereunder shall terminate;

            (b) the unpaid principal amount of the Loans together with accrued interest, all other Obligations, and all other obligations of the Borrower to the Administrative Agent and each Bank of any kind shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived;

            (c) with respect to existing Letters of Credit, the Borrower shall provide to the Administrative Agent cash collateral in an amount equal to 105% of the aggregate Stated Amount of Letters of Credit outstanding, which cash collateral shall be held by the Administrative Agent subject to and in accordance with the Security Agreement; and

            (d) the Administrative Agent may exercise (on behalf of itself and the Banks) any and all rights the Administrative Agent and the Banks have under this Agreement, the other Loan Documents, or any other documents or agreements executed in connection herewith, or at law or in equity, and proceed to protect and enforce the Administrative Agent's and the Banks' rights by any action at law, in equity or other appropriate proceeding.

                                  SECTION VIII

                CONCERNING THE ADMINISTRATIVE AGENT AND THE BANKS

      8.1. Appointment and Authorization. Each of the Banks hereby appoints Fleet National Bank to serve as Administrative Agent under this Agreement and irrevocably authorizes the Administrative Agent to take such action on such Bank's behalf under this Agreement and to exercise such powers and to perform such duties under this Agreement and the other documents and instruments executed and delivered in connection with the consummation of the transactions contemplated hereby (including, without limitation, all Loan Documents) as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

      8.2. Administrative Agent and Affiliates. Fleet National Bank shall also have the same rights and powers under this Agreement of a Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Fleet National Bank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any other member of the Borrower Affiliated

Group or any Affiliate of any member of the Borrower Affiliated Group as if it were not the Administrative Agent hereunder. Except as otherwise provided by the terms of this Agreement, nothing herein shall prohibit any Bank from accepting deposits from, lending money to or generally engaging in any kind of business with the Borrower or any other member of the Borrower Affiliated Group or any Affiliate of any member of the Borrower Affiliated Group.

      8.3. Future Advances.

            (a) In order to more conveniently administer the Loans, the Administrative Agent may, unless notified to the contrary by any Bank prior to the date upon which any Revolving Credit Loan is to be made, assume that such Bank has made available to the Administrative Agent on such date the amount of such Bank's share of such Revolving Credit Loan to be made on such date as provided in this Agreement, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Administrative Agent such amount on a date after the date upon which the Revolving Credit Loan is made, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, multiplied by (ii) the amount of such Bank's share of such Revolving Credit Loan, multiplied by
(iii) a fraction, the numerator of which is the number of days that elapsed from and including such date to the date on which the amount of such Bank's share of such Revolving Credit Loan shall become immediately available to the Administrative Agent, and the denominator of which is 360 or 365, as applicable. A statement of the Administrative Agent submitted to such Bank with respect to any amounts owing under this subsection shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Bank.

            (b) The Administrative Agent may at any time, in its sole discretion, upon notice to any Bank, refuse to make any Revolving Credit Loan to the Borrower on behalf of such Bank unless such Bank shall have provided to the Administrative Agent immediately available federal funds equal to such Bank's share of such Revolving Credit Loan in accordance with this Agreement.

            (c) Anything in this Agreement to the contrary notwithstanding, the obligations to make Loans under the terms of this Agreement shall be the several and not joint obligation of each of the Banks and any advances made by the Administrative Agent on behalf of any Bank are strictly for the administrative convenience of the parties and shall in no way diminish any Bank's liability to repay the Administrative Agent for such Loans and advances. If the amount of any Bank's share of any Revolving Credit Loan which the Administrative Agent has advanced to the Borrower is not made available to the Administrative Agent by such Bank within 1 Business Day following the date upon which such Revolving Credit Loan is made, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such date.

      8.4. Delinquent Bank. Notwithstanding anything to the contrary contained in this Agreement, any Bank that fails to make available to the Administrative Agent its share of any Revolving Credit Loan when and to the full extent required by the provisions of this Agreement shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans. The Delinquent Bank hereby authorizes the Administrative Agent to distribute such payments to the non-delinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans of the non-delinquent Banks, the Banks' respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. No Delinquent Bank shall have a right to participate in any vote taken by the Banks hereunder, which shall be calculated as if the Commitments of the Delinquent Bank did not exist.

      8.5. Payments.

            (a) All payments and prepayments of principal of and interest on Revolving Credit Loans received by the Administrative Agent shall be paid to each of the Banks pro rata in accordance with their respective interests in such Loans subject to Section 8.4 above; and any other payments received by the Administrative Agent hereunder shall be paid to the Banks or the Administrative Agent or both pro rata as their respective interests appear. All such payments received by the Administrative Agent hereunder for the accounts of the Banks prior to 1:00 p.m. on any Business Day shall be paid to the Banks on such Business Day and all such payments received by the Administrative Agent hereunder for the accounts of the Banks at or after 1:00 p.m. shall be paid to the Banks on the next Business Day.

            (b) Each of the Banks and the Administrative Agent hereby agrees that if it should receive any amount (whether by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action, by the enforcement of any right hereunder or otherwise) in respect of principal of, or interest on, the Loans or any fees which are to be shared among the Banks, which, as compared to the amounts theretofore received by the other Banks with respect to such principal, interest or fees, is in excess of such Bank's pro rata share of such principal, interest or fees as provided in this Agreement, such Bank shall share such excess, less the costs and expenses (including, reasonable attorneys' fees and disbursements) incurred by such Bank in connection with such realization, exercise, claim or action, pro rata with all other Banks in proportion to their respective interests therein, and such sharing shall be deemed a purchase (without recourse) by such sharing party of participation interests in the Loans or such fees, as the case may be, owed to the recipients of such shared payments to the extent of such shared payments; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

      8.6. Action by Administrative Agent.

            (a) The obligations of the Administrative Agent hereunder are only those expressly set forth herein. The Administrative Agent shall have no duty to exercise any right or power or remedy hereunder or under any other document or instrument executed and delivered in connection with or as contemplated by this Agreement or to take any affirmative action hereunder or thereunder.

            (b) The Administrative Agent shall keep all records of the Loans and payments hereunder, and shall give and receive notices and other communications to be given or received by the Administrative Agent hereunder on behalf of the Banks.

            (c) Upon the occurrence and during the continuance of an Event of Default the Administrative Agent may, and upon the direction of the Required Banks pursuant to Section 7.2 the Administrative Agent shall, exercise the option of the Banks pursuant to Section 7.2 to declare all Loans and other Obligations immediately due and payable and may take such action as may appear necessary or desirable to collect the Obligations and enforce the rights and remedies of the Administrative Agent or the Banks.

      8.7. Notification of Defaults and Events of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks.

      8.8. Consultation with Experts. The Administrative Agent shall be entitled to retain and consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Banks for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such counsel, accountants or experts. The Administrative Agent may employ administrative agents and attorneys-in-fact and shall not be liable to the Banks for the default or misconduct of any such administrative agents or attorneys.

      8.9. Liability of Administrative Agent. The Administrative Agent shall exercise the same care to protect the interests of each Bank as it does to protect its own interests, so that so long as the Administrative Agent exercises such care it shall not be under any liability to any of the Banks, except for the Administrative Agent's gross negligence or willful misconduct with respect to anything it may do or refrain from doing. Subject to the immediately preceding sentence, neither the Administrative Agent nor any of its directors, officers, administrative agents or employees shall be liable for any action taken or not taken by it in connection herewith in its capacity as Administrative Agent. Without limiting the generality of the foregoing, neither the Administrative Agent nor any of its directors, officers, administrative agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any Loan Document, or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Sections 3.1 or 3.2, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness, enforceability or genuineness of this Agreement, the Notes, any other Loan Document or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement; (v) the existence, value, collectibility or adequacy of the Collateral or any part thereof or the validity, effectiveness, perfection or relative priority of the liens and security interests of the Banks (through the Administrative Agent) therein; or
(vi) the filing, recording, refiling, continuing or re-recording of any financing statement or other document or instrument evidencing or relating to the security interests or liens of the Banks (through the Administrative Agent) in the Collateral. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telecopy or similar writing) believed by it to be genuine or to be signed or sent by the proper party or parties.

      8.10. Indemnification. Each Bank agrees to indemnify the Administrative Agent (to the extent the Administrative Agent is not reimbursed by the Borrower), ratably in accordance with its Commitment Percentage, from and against any cost, expense (including attorneys' fees and disbursements), claim, demand, action, loss or liability which the Administrative Agent may suffer or incur in connection with this Agreement, or any action taken or omitted by the Administrative Agent hereunder, or the Administrative Agent's relationship with the Borrower hereunder, including, without limitation, the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers and duties hereunder and of taking or refraining from taking any action hereunder, but excluding any costs, expenses or losses directly arising from the Administrative Agent's gross negligence or willful misconduct. No payment by any Bank under this Section shall in any way relieve the Borrower of its obligations under this Agreement with respect to the amounts so paid by any Bank, and the Banks shall be subrogated to the rights of the Administrative Agent, if any, in respect thereto.

      8.11. Independent Credit Decision. Each of the Banks represents and warrants to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements referred to in Section 4.7 and such other documents and information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each of the Banks acknowledges that it has not relied upon any representation by the Administrative Agent and that the Administrative Agent shall not be responsible for any statements in or omissions from any documents or information concerning the Borrower, this Agreement, the Notes, any other Loan Document or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement. Each of the Banks acknowledges that it will, independently and without reliance upon the Administrative Agent or other Banks and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

      8.12. Successor Administrative Agent. Fleet National Bank, or any successor Administrative Agent, may resign as Administrative Agent at any time by giving 30 days' prior written notice thereof to the Banks and to the Borrower. Upon any such resignation, the Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank (or Affiliate thereof) or savings and loan association organized under the laws of the United States of America or any State thereof or under the laws of another country which is doing business in the United States of America or any State thereof and having a combined capital, surplus and undivided profits of at least $100,000,000 and shall be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all further duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

                                   SECTION IX

                                  MISCELLANEOUS

      9.1. Notices. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given (i) when delivered by hand, (ii) when sent by electronic facsimile transmission with confirmation of receipt if sent prior to 5:00 p.m. of the recipient's prevailing time, and otherwise deemed to have been given on the next Business Day, (iii) three Business Days after being sent by certified mail, return receipt requested, and properly deposited in the mails, postage prepaid, or (iv) one Business Day after being delivered to an overnight courier, addressed to such party at its address indicated below:

      If to the Borrower, at

            GameStop Corp.
            2250 William D. Tate Avenue
            Grapevine, Texas  76051
            Attention:  David Carlson, Chief Financial Officer
            Telecopy:  (817) 424-2820

      with a copy to

            Robinson Silverman Pearce Aronsohn & Berman LLP
            1290 Avenue of the Americas
            New York, New York  10104
            Attention:  Jay Dorman, Esq.
            Telecopy:  (212) 541-1418

      If to the Administrative Agent or Fleet National Bank, at

            Fleet National Bank
            100 Federal Street
            Boston, Massachusetts  02110
            Attention:  Thomas J. Bullard, Director
            Telecopy:  (617) 434-6685

      with a copy to

            Goulston & Storrs, P.C.
            400 Atlantic Avenue
            Boston, Massachusetts  02110
            Attention:  Philip A. Herman, Esq.
            Telecopy:  (617) 574-4112

      If to any Bank, at the address for such Bank set forth on Schedule 1 or at any other address specified by such party in writing to the other parties listed in this Section 9.1. Notwithstanding the foregoing, the Administrative Agent and the Banks shall have been deemed for all purposes to have delivered any notice required to be delivered to the Borrower Affiliated Group by this Agreement or otherwise, by sending such notification to the address set forth above for the "Borrower."

      9.2. Expenses. The Borrower will pay on demand all reasonable expenses of
(a) the Arranger and the Administrative Agent in connection with the preparation, syndication, waiver and/or amendment of this Agreement, the Loan Documents or other documents executed in connection therewith, and (b) the Arranger, the Administrative Agent or any Bank in connection with the administration, default or collection of the Loans or other Obligations or administration, default, collection in connection with the

Arranger's, the Administrative Agent's or any Bank's exercise, preservation or enforcement of any of its rights, remedies or options hereunder or thereunder, including without limitation,

                  (i) under clauses (a) and (b), reasonable fees of outside legal counsel and all accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with any travel or other costs relating to any appraisals, field examinations, or other examinations conducted in connection with the Obligations or any Collateral therefor, plus

                  (ii) under clause (b) only, the allocated costs of in-house legal counsel,

and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate).

      9.3. Indemnification. The Borrower absolutely and unconditionally indemnifies and holds harmless the Administrative Agent, the Arranger and each of the Banks against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses (including, without limitation, reasonable fees and disbursements of counsel) and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Administrative Agent, the Arranger or any of the Banks or by any of their shareholders, directors, officers, employees, subsidiaries, affiliates or administrative agents (other than as a result of the gross negligence or willful misconduct of the Administrative Agent, the Arranger or any of the Banks) arising out of or in connection with, any of the transactions contemplated by, associated with or ancillary to this Agreement or any of the other Loan Documents, whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement or any of such Loan Documents, are ultimately consummated. Without prejudice to the survival of any other covenant of the Borrower hereunder, the covenants of this Section 9.3 shall survive the termination of this Agreement and the payment or satisfaction of payment of amounts owing with respect to the Notes or any other Loan Document.

      9.4. Set-Off. Regardless of the adequacy of any Collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from any Bank or any of its branch or affiliate offices to the Borrower or any other member of the Borrower Affiliated Group may, at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to the Borrower or such member of the Borrower Affiliated Group or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by any Bank against any and all obligations of the Borrower or such member of the Borrower Affiliated Group to such Bank or any of its affiliates in such manner as the head office of the Bank or any of its branch offices in their sole discretion may determine (with notice to be given to the Borrower promptly thereafter), and the Borrower and each other member of the Borrower Affiliated Group hereby grants such Bank a continuing security interest in such deposits, balances or other sums for the payment and performance of all such obligations.

      9.5. Term of Agreement. This Agreement shall continue in force and effect so long as any Bank has any commitment to make Loans hereunder or any Loan or any Obligation shall be outstanding.

      9.6. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and in the Notes provided are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

      9.7. Governing Law. This Agreement and the other Loan Documents shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of the State of New York (without giving effect to any conflicts of laws provisions contained therein). Any legal action or proceeding arising out of or relating to this Agreement, any other Loan Document or any Obligation may be instituted, in the Administrative Agent's sole discretion, in the courts of the State of New York or the United States of America for the Southern District of New York, and the Borrower and each other member of the Borrower Affiliated Group hereby irrevocably submits to the jurisdiction of each such court in any such action or proceeding; provided, however, that the foregoing shall not limit the Administrative Agent's rights to bring any legal action or proceeding in any other appropriate jurisdiction.

      9.8. Amendments, Waivers, Etc. Except as otherwise expressly provided in this Agreement or any of the other Loan Documents: (i) each of the Loan Documents may be modified, amended or supplemented in any respect whatever only with the prior written consent or approval of the Required Banks and the Borrower; and (ii) the performance or observance by the Borrower of any of its covenants, agreements or obligations under any of the Loan Documents may be waived only with the written consent of the Required Banks; provided, however, that the following changes shall require the written consent, agreement or approval of all of the Banks directly affected thereby (with respect to clauses
(A), (B), (C), (D), (E) and (F)) and of all the Banks (with respect to clause
(G)): (A) any decrease in the amount of or postponement of the regularly scheduled or otherwise required payment date for any of the Obligations (including, without limitation, principal, interest and fees); (B) any decrease in the interest rates prescribed in any of the Notes; (C) any increase in the Commitment or Commitment Percentage of any of the Banks, except as permitted by
Section 9.10; (D) any release of all or any substantial part of the Collateral (except for any such releases of Collateral permitted or provided for in the Loan Documents); (E) any change in the definition of Required Banks; (F) the release or termination of any Subsidiary Guaranty; and (G) any change in the terms of this Section 9.8. Any change to Section IX or any other provision of this Agreement affecting the rights or obligations of the Administrative Agent shall not be amended or modified without the prior written consent of the Administrative Agent.

      9.9. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that (i) the Borrower may not assign or transfer its rights or obligations hereunder, except by merger permitted hereunder, and (ii) no Bank may assign or transfer its rights or obligations hereunder to any Person except in accordance with the provisions of Section 9.10.

      9.10. Successors and Assigns.

            (i) Any Bank may at any time grant to one or more banks or other financial institutions (each, a "Participant") participating interests in any of its Commitments or any or all of its Loans in an amount and on such terms as such Bank may deem appropriate. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such participation agreement may provide that such Bank will not agree, without the consent of the Participant, to any modification, amendment or waiver of this Agreement requiring the consent, agreement or approval of all of the Banks, as described in Section 9.8. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.16 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (ii) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (i).

            (ii) Any Bank may at any time assign to one or more banks or other financial institutions (each, an "Eligible Assignee") all, or a part of all, of its rights, interests and obligations under this Agreement and the Notes (or any one of its Notes) on such terms, as between such Bank and each of its Eligible Assignees, as such Bank may deem appropriate, and such Eligible Assignee shall assume such rights, interests and obligations, pursuant to an instrument executed by such Eligible Assignee and such transferor Bank substantially in the form of Exhibit G hereto (an "Assignment and Assumption"); provided, however, that (A) prior to assigning any interest to any Eligible Assignee hereunder, such Bank will (x) notify the Borrower and the Administrative Agent in writing identifying the proposed Eligible Assignee and stating the aggregate principal amount of the proposed interest to be assigned, and (y) receive the prior written consent of the Administrative Agent and, prior to the occurrence (which is continuing) of an Event of Default, the Borrower, which consent may not be unreasonably withheld by either the Borrower or the Administrative Agent, and (B) no Bank will assign to any Eligible Assignee less than an aggregate amount equal to the lesser of (x) $5,000,000 of such Bank's Commitments and interest in the Loans (as such interest may be reduced pursuant to the terms hereof) or (y) the remaining amount of such Bank's Commitments. It is understood and agreed that the proviso contained in the immediately preceding sentence shall not be applicable in the case of, and this subsection (ii) shall not restrict, an assignment or other transfer by any Bank to an Affiliate of such Bank or to any other Bank or a collateral assignment or other similar transfer to a Federal Reserve Bank or an assignment required under applicable law. Upon execution and delivery of such an Assignment and Assumption and payment by such Eligible Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Eligible Assignee, such Eligible Assignee shall be a Bank party to this Agreement and shall have all the rights, interests and obligations of a Bank with the Commitments as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (ii), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Eligible Assignee and the transferor Bank, as applicable.

            (iii) No Eligible Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Sections 2.10, 2.11, 2.14 and 2.16 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or at a time when the circumstances giving rise to such greater payment did not exist.

            (iv) Assignments require a fee payable to the Administrative Agent by the transferor Bank, solely for the account of the Administrative Agent, in the amount of $3,500.

      9.11. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument, and each counterpart will be deemed an original.

      9.12. Partial Invalidity. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

      9.13. Captions. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

      9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE BANKS AND THE ADMINISTRATIVE AGENT MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, COUNTERCLAIM OR DEFENSE

BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE BANKS TO ENTER INTO THIS AGREEMENT AND TO MAKE LOANS AND EXTEND CREDIT TO THE BORROWER. THE BORROWER (I) CERTIFIES THAT NEITHER THE ADMINISTRATIVE AGENT, NOR ANY BANK NOR ANY REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR ANY BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THE BORROWER IS A PARTY, THE ADMINISTRATIVE AGENT AND THE BANKS ARE RELYING UPON, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.14.

      9.15. WAIVER OF SPECIAL DAMAGES. EXCEPT AS PROHIBITED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS EACH HEREBY WAIVES ANY RIGHTS WHICH IT MAY HAVE TO CLAIM OR RECOVER, IN ANY LITIGATION WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THE LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION THIS AGREEMENT AND THE NOTES AND ANY AMENDMENTS THEREOF), ANY SPECIAL EXEMPLARY OR PUNITIVE DAMAGES. THE BORROWER (A) CERTIFIES THAT NO BANK, ADMINISTRATIVE AGENT OR REPRESENTATIVE, AGENT OR ATTORNEY THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH ENTITY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, THE BANKS AND THE ADMINISTRATIVE AGENT ARE RELYING UPON, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.15.

      9.16. Entire Agreement. This Agreement, the other Loan Documents and the other documents and agreements executed in connection herewith constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

      9.17. Replacement of Loan Documents, Etc. Upon receipt of an affidavit of an officer of any Bank as to the loss, theft, destruction or mutilation of one or more of the Loan Documents which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Loan Document and, with respect to any instrument, the customary indemnification of the Borrower by such Bank, the Borrower will issue, in lieu thereof, a replacement Loan Document containing the same terms and conditions.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                        The Borrower:

                                        GAMESTOP CORP.


                                        By:_____________________________________
                                           Name:
                                           Title:


                                        The Administrative Agent:

                                        FLEET NATIONAL BANK


                                        By:_____________________________________
                                           Name:
                                           Title:

                                        The Banks:

                                        FLEET NATIONAL BANK


                                        By:_____________________________________
                                           Name:
                                           Title:


                              [Insert other Banks]

                                   SCHEDULE 1

                     Commitments and Commitment Percentages

Bank                                Commitment                 Percentage
----                                ----------                 ----------

Fleet National Bank                $35,000,000                    ___%
100 Federal Street
Boston, MA  02110

[Other Banks]

TOTAL                             [$50,000,000]                   100%







                                       I-1